Exhibit 4.1

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

GREATER CHINA INTERMODAL INVESTMENTS LLC

a Republic of the Marshall Islands Limited Liability Company

Effective as of March 14, 2011

LIMITED LIABILITY COMPANY MEMBERSHIP INTERESTS REPRESENTED HEREBY HAVE NOT BEEN REGISTERED WITH OR QUALIFIED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION OR ANY SECURITIES REGULATORY AUTHORITY OF ANY JURISDICTION. THE INTERESTS ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS. THE INTERESTS CANNOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE RESTRICTIONS ON TRANSFERABILITY CONTAINED IN THIS LIMITED LIABILITY COMPANY AGREEMENT AND APPLICABLE U.S. FEDERAL AND STATE SECURITIES LAWS AND THE SECURITIES LAWS OF ANY OTHER APPLICABLE JURISDICTION.

i

5.07	Distributions and Withholdings in Error	24

ARTICLE VI.	MANAGEMENT	24

6.01	Board of Directors	24
6.02	Meetings of the Board	26
6.03	Actions Requiring Supermajority Approval	27
6.04	Committees	28
6.05	Officers	30
6.06	Standard of Care; Limitation of Liability	30
6.07	Related-Party Transactions	31
6.08	Contractual Authority	33
6.09	Subsidiary Governance Documents	33

ARTICLE VII.	INFORMATION RIGHTS; CONFIDENTIALITY	33

7.01	Information Rights	33
7.02	Confidentiality	34

ARTICLE VIII.	BOOKS AND RECORDS; BANK ACCOUNTS	35

8.01	Maintenance of Books and Records	35
8.02	Reports	35
8.03	Bank Accounts	36

ARTICLE IX.	INSURANCE; POWER OF ATTORNEY	36

9.01	Insurance	36
9.02	Power of Attorney	36

ARTICLE X.	DISSOLUTION, LIQUIDATION AND TERMINATION	36

10.01	Dissolution	36
10.02	Liquidation and Termination	37
10.03	Cancellation of Filing	38

ARTICLE XI.	TRANSFERS OF INTERESTS	38

11.01	Transfers of Interests	38
11.02	Tag-Along Right	39
11.03	Drag-Along Right	41
11.04	IPO Reorganization; Registration Rights	43

ARTICLE XII.	PREEMPTIVE RIGHTS	47

12.01	Preemptive Rights for New Securities	47

ii

ARTICLE XIII.	INVESTMENT REPRESENTATIONS	48

13.01	Organization; Authority	48
13.02	Due Authorization; Binding Agreement	48
13.03	Consents and Approvals; No Conflict	48
13.04	No Litigation	49
13.05	Preexisting Relationship or Experience	49
13.06	Investment Intent	49
13.07	No Registration of Interests	49
13.08	Restricted Securities	49
13.09	Investment Risk	49
13.10	Restrictions on Transferability	49
13.11	Information Reviewed	50
13.12	No Advertising	50
13.13	Investor Qualification	50
13.14	Certain Regulatory Compliance Matters	50
13.15	No Undisclosed Agreements	52

ARTICLE XIV.	GENERAL PROVISIONS	52

14.01	Notices	52
14.02	Entire Agreement	52
14.03	Amendment	52
14.04	Effect of Waiver or Consent	53
14.05	Binding Effect	53
14.06	Governing Law	53
14.07	Consent to Jurisdiction; Waiver of Trial by Jury	54
14.08	Specific Performance	54
14.09	Severability	54
14.10	Further Assurances	55
14.11	Publicity	55
14.12	Counterparts	55

iii

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

GREATER CHINA INTERMODAL INVESTMENTS LLC

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Greater China Intermodal Investments LLC, a Republic of the Marshall Islands limited liability company (the “Company”), is made and entered into as of March 14, 2011 (the “Effective Date”) by and among the undersigned members of the Company (collectively, the “Initial Members” and each individually an “Initial Member”).

WHEREAS, the Company was duly formed under the Act (as defined below) by the filing of a Certificate of Formation (the “Certificate of Formation”) with the Office of the Registrar of Corporations of the Republic of the Marshall Islands (the “Office of the Registrar”) effective as of March 11, 2011; and

WHEREAS, the parties hereto desire to enter into this Agreement in order to delineate their rights and obligations as Members, to provide for the Company’s management, and to provide for certain other matters, all as permitted under the Act.

NOW THEREFORE, in consideration of the mutual covenants expressed herein, and for other good and valuable consideration, the parties hereto do hereby agree as follows:

ARTICLE I.

DEFINITIONS

1.01 Certain Definitions.

(a) As used in this Agreement, the following terms have the meanings set forth below:

“Act” means the Republic of the Marshall Islands Limited Liability Company Act of 1996.

“Affiliate” means, when used with respect to a specified Person, another Person that, either directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified.

“Aggregate Rate of Return” as of any date of determination means the aggregate annual cumulative compounded rate of return accruing on Capital Contributions of all Members from the date that such Capital Contributions are made (or deemed made in the case of any Service Contribution Amount) through such date of determination, determined by the Board in good faith based on the aggregate distributions made by the Company to the Members (other than the Incentive Distributions) through such determination date.

“Applicable Law” means, with respect to any Person, all statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting such Person, such Person’s assets or the securities of such Person, whether now or hereafter enacted and in force, including, to the extent applicable, the Securities Act, the Exchange Act, the Investment Advisers Act, the Investment Company Act, the Code and applicable national securities exchange rules and regulations.

“Available Cash” means (i) the gross cash proceeds from the Company’s operations, including (A) any cash received from any Subsidiaries of the Company, (B) cash proceeds from sales and dispositions of property whether or not in the ordinary course of business and (C) cash proceeds from the sale or disposition of any Investment or maritime vessel asset by the Company or any of its Subsidiaries, plus (ii) net cash proceeds from any issuance of equity or debt securities or the refinancing of any debt less (iii) amounts used to pay or establish reserves for all expenses, debt payments, capital improvements, capital expenditures, replacements, liabilities, future acquisitions and Investments and contingencies of the Company, all as determined by the Board in good faith.

“Business” means the business of (i) acquiring, holding, owning, chartering, leasing, financing, disposing of and/or otherwise dealing with or in newbuild and secondhand maritime container shipping assets, in each case, used in major shipping segments primarily strategic to Greater China (including global maritime shipping assets primarily strategic to Greater China), (ii) providing chartering and other services in respect of the shipping assets referred to in the foregoing clause (i) of this definition, and/or (iii) activities related or incidental to the activities referred to in the foregoing clauses (i) and (ii) of this definition. For the purpose of Section 6.07, the term Business shall not include acquiring, owning, holding, chartering, leasing, financing, disposing of and/or otherwise dealing with or in container boxes.

“Business Day” means any day that is not a Saturday, a Sunday, or other day on which banks are required or authorized by law to be closed in Hong Kong, Vancouver, British Columbia or Washington, D.C.

“Capital Contribution” means contributions of cash and, to the extent permitted under this Agreement, other property contributed by the Members to the Company and amounts deemed to be contributed with respect to services provided by a Member pursuant to the terms of the Strategic Services Agreement. The amount of the Capital Contributions made by any Member as of any date shall be deemed to equal (i) the amount of cash and, to the extent permitted under this Agreement, the fair market value (as determined by the Board in good faith) of any other property contributed by a Member to the Company as of such date and (ii) the Service Contribution Amount with respect to such Member as of such date.

“Carlyle” means Carlyle Investment Management L.L.C., a Delaware limited liability company.

“Carlyle Consulting Services Agreement” means the Consulting Services Agreement between Carlyle, the Initial Operating Company, and, solely for the purposes described therein, the Company, dated as of the date hereof.

“Carlyle Fees” means any fees paid pursuant to the Carlyle Consulting Services Agreement, excluding (i) amounts paid thereunder as reimbursement of expenses and (ii) any fees payable to Carlyle pursuant to the Carlyle Consulting Services Agreement in connection with any debt financing or lease transaction.

“Change of Control” of any Entity means the direct or indirect Transfer (whether by merger, consolidation, reorganization or similar transaction or otherwise) of a majority of the outstanding voting securities or interests of such Entity.

“Commitment” means, with respect to any Member, the maximum aggregate amount of cash to be contributed by such Member to the Company, as adjusted from time to time as provided in this Agreement. The Commitment of each Initial Member is set forth opposite such Initial Member’s name on Exhibit A; provided, however, that, in the event of any GC Industrial Non-Container Investment, (i) the Commitment of GC Industrial shall be reduced by the amount of such GC Industrial Non-Container Investment and (ii) the Commitment of each Member (other than the GC Industrial Member and the Tiger Member) will be reduced (not below zero) by an amount equal to (A) the amount of such Member’s Commitment multiplied by (B) a fraction the numerator of which is the amount of such GC Industrial Non-Container Investment and the denominator of which is the amount of GC Industrial's Commitment immediately prior to such GC Industrial Non-Container Investment.

“Commitment Percentage” means, with respect to any Member as of any date, the ratio of (i) the Commitment of such Member to (ii) the aggregate Commitments of all Members. Each Member’s initial Commitment Percentage is set forth opposite such Member’s name on Exhibit A.

“Company Group” means the Company, each of its direct and indirect Subsidiaries, and any other Entity in which the Company has made, directly or indirectly, an Investment.

“Company Group Member” means any member of the Company Group.

“Company Sale” means a Drag-Along Transaction or any other transaction, or series of related transactions, as a result of which one or more Persons or group of Persons (other than the GC Industrial Member or any of its Affiliates) acquires: (i) Interests constituting greater than fifty percent (50%) of the Interests then outstanding (measured by the Percentage Interests immediately prior to such Transfer), whether such transaction is effected by merger, consolidation, recapitalization, sale or Transfer of the Company’s Interests or otherwise; provided that, following such transaction, neither GC Industrial nor any of its Affiliates retains the power to direct or cause the direction of the management and policies of, or otherwise Controls the Company (or of any successor of the Company surviving such transaction), or (ii) assets of the Company Group representing seventy-five percent (75%) of the consolidated total net asset value of the Company Group (by way of sale, license, lease or disposition of the assets of the Company Group or a sale of the equity interests of the Company Group Members or otherwise).

“Contemplated Investment Activity” means (i) investing in Subsidiaries of the Company and other Entities that are engaged or will engage in (A) the Business or (B) any activity that would constitute a Contemplated Investment Activity if engaged in by any Company Group Member, (ii) acquiring, holding, owning and disposing of and otherwise dealing with or in securities or other Investments in Subsidiaries of the Company and other Entities that, directly or indirectly through their Subsidiaries, are engaged or will engage in the Business, (iii) making, holding and disposing of Permitted Cash Equivalent Investments and (iv) activities incidental to the investment activities described in clauses (i) through (iii) of this definition; provided that any activity determined by the Transaction Committee in good faith to fall within the foregoing definition shall be deemed to constitute a Contemplated Investment Activity.

“Control” means, when used with respect to a specified Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or interests, by contract or otherwise. “Controlled” and “Controlling” will have correlative meanings.

“Disposition” means a disposition, sale, assignment, Transfer, exchange, pledge, or the grant of a security interest or other encumbrance.

“Entity” means any corporation, limited liability company, partnership, limited partnership, limited liability partnership, joint venture, trust, business trust, unincorporated association, estate or other legal entity.

“Exchange Act” means the Securities Exchange Act of 1934.

“GC Industrial” means Greater China Industrial Investments LLC, a limited liability company formed under the laws of the Republic of the Marshall Islands.

“GC Industrial Member” means GC Industrial and any subsequent transferee of Interests held by GC Industrial; provided that such Transfer is effected in compliance with this Agreement.

“GC Industrial Non-Container Investment” means any capital contribution made to GC Industrial by its members (other than a service contribution pursuant to Section 4.03 of the Management Agreement, dated as of the date hereof, by and among TML, GC Industrial Operating Company and (solely for certain purposes described therein) GC Industrial) that is not used to fund Capital Contributions to the Company.

“Greater China” means the People’s Republic of China, Taiwan and the Special Administrative Regions of Hong Kong and Macau.

“Holder” means any Member that hereafter holds any securities of the same class or series as any Publicly Offered Securities.

“Incentive Distribution” means any distribution made to GC Industrial pursuant to subclause (B) of Section 5.03(a)(iii), 5.03(a)(iv) or 5.03(a)(v).

“Initial Budget” means the initial budget of the Company, as amended from time to time in accordance with this Agreement.

“Initial Investment Date” means the first date that the Company receives a cash Capital Contribution with respect to its initial Investment.

“Initial Operating Company” means GC Intermodal Operating Company, a Republic of the Marshall Islands corporation and wholly owned Subsidiary of the Company.

“Initial Public Offering” means the initial public offering of securities of the Company, any Subsidiary of the Company or any Successor Entity (or any other successor of the Company or any Subsidiary of the Company) for cash pursuant to an effective registration statement under the Securities Act or the comparable statute of any applicable jurisdiction; provided that in the event of an initial public offering of securities of any Subsidiary of the Company, the net asset value of such Subsidiary shall constitute greater than sixty percent (60%) of the consolidated total net asset value of the Company Group (as reflected on the most recently prepared consolidated balance sheet of the Company).

“Initial Seaspan Member” means Seaspan Investment I Ltd., a corporation formed under the laws of the Republic of the Marshall Islands.

“Initial Tiger Member” means TML.

“Initial Washington Member” means Blue Water Commerce, LLC, a Montana limited liability company.

“Interest” means all of the interest of a Member in the Company (including rights to distributions (liquidating or otherwise), allocations, information, and to consent or approve) existing from time to time hereunder.

“Investment” means any equity or debt investment made or committed to be made by the Company or any of its Subsidiaries, except that payment of any general, administrative or other operating or formation expense of the Company or any of its Subsidiaries (including through any investment in any such entity, to the extent so designated by the Transaction Committee) will not constitute an Investment.

“Investment Advisers Act” means the Investment Advisers Act of 1940.

“Investment Commitment Period” means the period commencing on the Effective Date and ending on the earlier of (i) the fifth anniversary of the Effective Date, unless such period is extended with the consent of all the Members, (ii) dissolution of the Company pursuant to Section 10.01(a), and (iii) consummation of a Company Sale, in each case unless earlier terminated pursuant to this Agreement.

“Investment Company Act” means the Investment Company Act of 1940.

“IPO Date” means the first date of the issuance of Publicly Offered Securities in an Initial Public Offering.

“Manager Entity” means any counterparty to a Services Agreement (other than the Company or any of its Subsidiaries) that is a controlled Affiliate of Seaspan Corporation, TML and/or SMSL.

“Material Affiliate Transaction” means any transaction or series of related or substantially similar transactions involving consideration provided by or to the Company and/or any of its Subsidiaries in excess of $1.75 million in the aggregate between the Company or any Subsidiary, on the one hand, and any Member or any Affiliate of such Member (other than the Company or any of its Subsidiaries or any employee of the Company or any of its Subsidiaries), on the other hand, other than (i) any transaction contemplated by this Agreement or any agreement contemplated to be entered into in connection with this Agreement (including any Services Agreement), including any Capital Contribution contemplated by this Agreement, distributions made in accordance with the terms of this Agreement, any decision to make or refrain from making any capital call or distribution under this Agreement in accordance with the terms of this Agreement, payment of any Organizational Expenses in accordance with the terms of this Agreement, payment of fees under any Services Agreement, and any determination to be made under this Agreement or any Services Agreement not involving a default under such agreements and not resulting in an increase in any fees under the Service Agreements, (ii) the issuance of Interests or other equity interests of the Company effected in compliance with Article XII (other than issuance of Interests or other equity interests of the Company to Members or their Affiliates, including Interests issued pursuant to the Strategic Services Agreement, for consideration other than cash, other than in connection with an IPO Reorganization), (iii) any amendment or modification of any Services Agreement (other than the Carlyle Consulting Agreement) not providing for or resulting in an increase in fees payable thereunder, (iv) participation in any bona fide debt or lease financing transaction provided to the Company or any Subsidiary of the Company by any Affiliate of any Member that is regularly engaged in providing debt, lease or similar financing or investing in loans, debt securities or debt or lease financings (and the purchase of securities issued in connection therewith) and payment of principal, interest, rent and other amounts payable thereunder, compliance with the terms thereof and performance of any obligation of the Company or any of its Subsidiaries thereunder and any amendment or modification thereof; provided that one or more Persons unaffiliated with any Member also participates in such financing on the same terms and conditions, (v) any transaction with a portfolio company of any investment fund managed by any Member or any of its Affiliates; provided that such transaction (or series of related or substantially similar transactions) (A) is entered into in the ordinary course of business of such portfolio company on terms substantially similar to the terms of similar transactions that such portfolio company enters into with unaffiliated third parties and (B) represents less than five percent (5%) of the consolidated revenues or consolidated assets of such portfolio company and of the Company and (vi) any amendment or modification of this Agreement effected in compliance with Section 14.03.

“Member” means any member of the Company, including any Initial Member and any other Person that becomes a member of the Company in accordance with the terms hereof after the date hereof, in each case, so long as such Person remains a member of the Company.

“Net Initial G&A Capital Contributions” as of any date means the amount of the Initial G&A Capital Contributions previously made by the GC Industrial Member as of such date, minus the amount of Reimbursement Distributions received by the GC Industrial Member on or prior to such date.

“New Securities” shall mean any Interest of the Company (for avoidance of doubt, including as a result of the increase in the Commitment of one or more Members), and any rights, options or warrants to purchase Interests of the Company, and securities that are convertible into, or exchangeable for, Interests of the Company; provided, however, that the term “New Securities” does not include (i) Interests, securities, warrants, options or other rights issued for consideration other than cash (including Interests issued pursuant to the Strategic Services Agreement), (ii) Interests, securities, warrants, options or other rights issued pursuant to the acquisition of another Person or business by the Company or other business combinations, (ii) Interests, securities, warrants, options or other rights issued in connection with an Initial Public Offering, any IPO Reorganization or other pro rata recapitalization of the Company (including any pro rata distribution of any Interests, securities, warrants, options or other rights to the Members), (iii) Interests, securities, warrants, options or other rights issued in or pursuant to any Initial Public Offering or any other offering of Interests, securities, warrants, options or other rights to the public or pursuant to a so called “Rule 144A offering” with unaffiliated parties (or the equivalent thereof); (iv) Interests, securities, warrants, options or other rights issued to officers, directors, employees or consultants of the Company or any of its Subsidiaries under any benefit or incentive plan or arrangement approved by the Board, (v) Interests, securities, warrants, options or other rights issued in connection with any debt financings or in exchange for any outstanding indebtedness, or (vi) Interests issued in connection with joint ventures or strategic relationships or similar transactions permitted by the terms of this Agreement.

“Organizational Expenses” means (i) all out-of-pocket expenses incurred by the Company, GC Industrial and the members of GC Industrial in connection with (A) the formation and organization of the Company and GC Industrial in an amount not to exceed the amount of such expenses disclosed in writing by GC Industrial to the Seaspan Member and the Washington Member prior to the date of this Agreement and (B) the preparation of the Services Agreements and other agreements contemplated by this Agreement and (ii) the fees and expenses of outside counsel and outside accounting advisors of the Seaspan Member and the Washington Member incurred in connection with negotiation of this Agreement, the ROFR Agreement and the Services Agreements, the preparation and negotiation of related documentation and the investment by such Members in the Company in an amount not to exceed the amount of such fees and expenses disclosed in writing to the GC Industrial Member prior to the date of this Agreement.

“Percentage Interest” means, with respect to any Member as of any date, the ratio of (i) the Capital Contributions of such Member as of such date (other than any Initial G&A Capital Contributions) to (ii) the aggregate Capital Contributions (other than any Initial G&A Capital Contributions) of all Members as of such date. The Percentage Interests of the Members, as adjusted from time to time, will be maintained with the books and records of the Company.

“Permitted Cash Equivalent Investments” means, unless otherwise determined by the Transaction Committee, any of the following: (i) investments in direct obligations of the United States of America or any agency thereof, (ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized rating organization, (iii) investments in commercial paper, repurchase agreements or other similar securities or instruments that mature not more than 180 days after the date of acquisition, issued by a corporation organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-2” (or higher) according to Moody’s Investors Service, Inc. or “A-2” (or higher) according to Standard & Poor’s Ratings Services or whose long-term rating, according to Moody’s Investor Service, Inc. or Standard & Poor’s Ratings Services, as the case may be, is at least Baa3 or BBB-, and (iv) investments in mutual funds whose investment guidelines restrict such funds’ investments to those satisfying the provisions of clauses (i) through (iii) above.

“Permitted Transfer” means (i) in the case of a Member that is an Entity, the Transfer of Interests by such Member to any Affiliate of such Member; provided, that, in the case of any Transfer by the Tiger Member, such Transfer does not result in any reduction in the equity or voting interest held by Gerry Wang or Graham Porter in the Company (provided that such interest may be held indirectly through one or more of their respective Affiliates), (ii) in the case of any Member that is a natural person, (A) the Transfer of any Interests of such Member to any immediate family member of such Member, (B) the Transfer of any Interests upon the death of such Member pursuant to will or intestate succession and (C) Transfers of any Interests for estate planning purposes where the Transferring Member retains the power to vote and dispose of the Transferred Interests, (iii) Transfers of any Interests issued pursuant to Section 4.03 of the Strategic Services Agreement by the Tiger Member to the Washington Member or any of its Affiliates; provided that for purposes of this clause (iii) the Tiger Member retains all rights to appoint any director under this Agreement associated with such Transferred Interest and any right to grant or withhold any consent, approval or agreement under this Agreement associated with such Interests (including any right to agree, or withhold agreement, to any amendment of this Agreement), (iv) Transfers of any Interests by Seaspan Corporation or its controlled Affiliates to any successor Person as a result of any merger, consolidation, reorganization or similar transaction or any sale of all or substantially all the assets thereof and (v) in the case of the Washington Member, in addition to Transfers provided for above, Transfers to (A) Dennis Washington and/or his immediate family members and lineal descendants, (B) one or more trusts established for the benefit of, or one or more Entities Controlled by, any of the Persons described in subclause (A) of this clause (v), or one or more Entities Controlled by trusts described in this subclause (B) of this clause (v) and (C) one or more charitable foundations established by any of the Persons described in subclause (A) of this clause (v).

“Permitted Transferee” means any Person to whom such Member effects a Permitted Transfer of any Interests held by such Member.

“Person” means any individual or Entity.

“Publicly Offered Securities” means equity securities offered in an Initial Public Offering.

“Registrable Securities” means any equity securities of the Company, any Successor Entity or any other successor to the Company held at any time by any Holder (including any shares or units of equity securities in the Company which may be issued or distributed in respect thereof by way of dividend or split or other distribution, recapitalization or reclassification). Any particular Registrable Securities that are issued will cease to be Registrable Securities when (i) a registration statement with respect to the sale by the Holder of such securities has become effective under the Securities Act or the comparable statute of any applicable jurisdiction and such securities have been disposed of in accordance with such registration statement, (ii) such securities will have been distributed to the public pursuant to Rule 144 (or any successor provision) under the Securities Act, or (iii) such securities will have ceased to be outstanding.

“Registration Expenses” means any and all expenses incident to performance of or compliance with the provisions of Section 11.04, including (i) all SEC and stock exchange or financial regulatory authority registration and filing fees (including, if applicable, the fees and expenses of any “qualified independent underwriter” and of its counsel), (ii) all fees and expenses of complying with securities or blue sky laws (including fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities), (iii) all printing, messenger and delivery expenses, (iv) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange and all rating agency fees, (v) the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any special audits and/or “comfort” letters required by or incident to such performance and compliance, (vi) the reasonable fees and disbursements of counsel selected by the Holders of the Registrable Securities being registered to represent such Holders in connection with each such registration and (vii) other reasonable out-of-pocket expenses of Holders (provided that such expenses will not include expenses of counsel other than those provided for in clause (vi) above).

“Right of First Refusal Agreement” means that certain Right of First Refusal Agreement, dated as of the date hereof, by and among the Company, Seaspan Corporation and the Washington Member.

“Seaspan Corporation” means Seaspan Corporation, a corporation formed under the laws of the Republic of the Marshall Islands.

“Seaspan Member” means the Initial Seaspan Member and any Controlled Affiliate of Seaspan Corporation that subsequently becomes a Member.

“SEC” means the U.S. Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act or the Exchange Act.

“Securities Act” means the U.S. Securities Act of 1933.

“Service Contribution Amount” means, with respect to any Member, as of any date, the aggregate amount of fees otherwise payable in cash pursuant to the Strategic Services Agreement that, as a result the operation of Section 4.03 of the Strategic Services Agreement, have been paid through the issuance of Interests pursuant to Section 4.03 of the Strategic Services Agreement on or prior to such date.

“Service Contributions” means service contributions deemed to be made pursuant to Section 4.03 of the Strategic Services Agreement.

“Services Agreements” means (i) the Strategic Services Agreement, (ii) the Carlyle Consulting Services Agreement and (iii) the Technical and Commercial Management Agreement.

“SMSL” means Seaspan Management Services Limited, a company formed under the laws of Bermuda.

“SSML” means Seaspan Ship Management Ltd., a company formed under the laws of British Columbia.

“Subsidiary” means, with respect to any Person, any other Person more than 50% of the voting power of which is held, directly or indirectly, by such first Person and/or any of such first Person’s Subsidiaries, or over which such Person either directly or indirectly exercises Control (including (i) any limited partnership of which such first Person, directly or indirectly, is the general partner or otherwise has the power to direct or cause the direction of the management and policies thereof and (ii) any limited liability company of which such first Person, directly or indirectly, is the managing member or otherwise has the power to direct or cause the direction of the management and policies thereof).

“Tiger Member” means the Initial Tiger Member and any Affiliate of any Tiger Member that subsequently becomes a Member.

“TML” means Tiger Management Limited, a limited liability company formed under the laws of the Cayman Islands.

“Transfer” means any transfer, conveyance, assignment, pledge, mortgage, charge, hypothecation or other disposition.

“Unreturned Contribution Amount” as of any date means, for each Member, an amount equal to the excess of (i) the cumulative Capital Contributions of such Member as of such date, over (ii) the cumulative distributions received (or deemed received) by such Member from the Company prior to such date pursuant to Section 4.01(b) (including any Reimbursement Distributions), Section 5.03(a)(i) and Section 10.02(a).

“Vessel” means an ocean-going vessel specifically constructed to transport containerized cargo.

“Washington Member” means the Initial Washington Member and any Permitted Transferee of any Washington Member that subsequently becomes a Member.

(b) The following terms have the meanings provided in the Sections set forth below:

Term	Section
Adjusted Capital Account	Appendix A-1
Agreement	Preamble

Term	Section
Amended Drag-Along Notice	11.03(d)
Authorized Director	6.02(f)
Authorizing Director	6.02(f)
Board	6.01(a)
Capital Account	Appendix A-1
Carlyle Consulting Services Agreement	2.04(b)
Certificate of Formation	Recitals
Clawback Determination Date	5.05(b)
Clawback Amount	5.05(b)
close associate	13.14(c)(iv)
Code	Appendix A-1
Company	Preamble
Company Minimum Gain	Appendix A-1
Confidential Information	7.02
Defaulting Member	4.04(a)
Depreciation	Appendix A-1
Director	6.01(a)
Drag-Along Interests	11.03(a)
Drag-Along Member	11.03(a)
Drag-Along Notice	11.03(d)
Drag-Along Right	11.03(a)
Drag-Along Transaction	11.03(a)
Effective Date	Preamble
Fiscal Year	2.06
G&A Cap	4.01(b)
GC Industrial Directors	6.01(b)
Governmental Authority	13.14(c)
Gross Asset Value	Appendix A-1
immediate family member	13.14(c)(iii)
Initial G&A Capital Contributions	4.01(b)
Initial Members	Preamble
IPO Reorganization	11.04(a)
Liquidation Event	10.01(a)
Member Minimum Gain	Appendix A-1
Member Nonrecourse Debt	Appendix A-1
Member Nonrecourse Deductions	Appendix A-1
New Securities Notice	12.01(b)
Non-Competition Agreement	2.04(b)
Nonrecourse Deductions	Appendix A-1
Nonrecourse Liability	Appendix A-1
OFAC	13.14(a)
OFAC Regulations	13.14(a)
Offered Interests	11.02(a)
Office of the Registrar	Recitals

Term	Section
Permitted Service	6.07(d)
PFIC	7.01(b)
Profits and Losses	Appendix A-1
Proposed Closing Date	12.01(b)
Proposed Third-Party Sale	11.02(a)
Public Official	13.14(c)
Regulatory Allocations	Appendix A-1
Reimbursement Distribution	4.01(b)
Sale Notice	11.02(c)
Seaspan Director	6.01(b)
Seaspan True Up Amount	5.03(b)
Selling Members	11.02(a)
Strategic Services Agreement	2.04(b)
Subscription Notice	12.01(b)
Subscription Period	12.01(b)
Successor Entity	11.04(a)
Supermajority of the Board	6.03
Tag-Along Member	11.02(a)
Tag-Along Notice	11.02(d)
Tag-Along Right	11.02(a)
Technical and Commercial Management Agreement	2.04(b)
Third-Party Purchaser	11.02(a)
Third-Party Terms	11.02(c)
Tiger Directors	6.01(b)
Transaction Committee	6.04(a)(i)
Transaction Committee Meeting Materials	6.04(a)
Treasury Regulations	Appendix A-1
True Up Amount	5.03(b)
True Up Distribution	5.03(b)
Washington Director	6.01(b)
Washington True Up Amount	5.03(b)

1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) any pronoun will include the corresponding masculine, feminine and neuter forms, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Attachment”, “Appendix” and “Exhibit” refer to the specified Article, Section, Attachment, Appendix or Exhibit, respectively, of this Agreement, (v) the word “including” will mean “including, without limitation”, (vi) the word “or” will be disjunctive but not exclusive, and (vii) “$” will mean U.S. dollars.

(b) References to this Agreement will be deemed to include all Appendices and Exhibits hereto. References to agreements and other documents will be deemed to include all subsequent amendments and other modifications or supplements thereto.

(c) References to statutes will include all regulations promulgated thereunder and references to statutes or regulations will be construed as including all statutory and regulatory provisions consolidating, amending or replacing such statute or regulation.

(d) The headings and subheadings of the Sections contained in this Agreement are solely for the purpose of reference and will not affect the meaning or interpretation of this Agreement.

(e) The language used in this Agreement will be deemed to be the language chosen by the Members to express their mutual intent, and no rule of strict construction will be applied against any Member.

(f) References to an “agreement”, “approval”, “authorization”, “consent”, “designation”, “determination”, or “selection” of or by the Transaction Committee shall mean an agreement, approval, authorization, consent, designation, determination or selection of or by the voting members of the Transaction Committee.

ARTICLE II.

ORGANIZATION

2.01 Formation.

The Company was formed as a Republic of the Marshall Islands limited liability company by the filing of the Certificate of Formation in the Office of the Registrar as of March 11, 2011. The Person who executed, delivered and filed the Certificate of Formation of the Company in the office of Office of the Registrar was a designated “authorized person” within the meaning of the Act, and such filing is hereby ratified and approved. The rights and liabilities of the Members will be determined pursuant to the Act and this Agreement. To the extent that there is any conflict or inconsistency between any non-mandatory provision of the Act and any provision of this Agreement, the provisions of this Agreement control and take precedence.

2.02 Name.

The name of the Company is “Greater China Intermodal Investments LLC”. The Company may conduct business under that name or any other name selected by the Transaction Committee and approved by the Board from time to time in accordance with Applicable Law.

2.03 Registered Agent; Registered Office.

The registered agent of the Company in the Republic of the Marshall Islands will be the initial registered agent designated in the Certificate of Formation, or such other Person as the Board may designate from time to time in accordance with the Act. The registered office of the Company in the Republic of the Marshall Islands will be the initial registered office designated in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in accordance with the Act.

2.04 Purpose and Powers.

(a) The Company is organized for the object and purpose of engaging in any lawful transaction and in any lawful activity permitted to be conducted by a limited liability company under the Act and any other Applicable Law. The Company will have all powers permitted to be exercised by a limited liability company formed in the Republic of the Marshall Islands. Subject to the approval of the Board, the Company may form, acquire and hold membership interests, partnership interests, capital stock or other securities of other Entities. The Company will not engage in any trade or businesses other than the Contemplated Investment Activities.

(b) Concurrently with the execution of this Agreement, (i) the Initial Operating Company, TML and, solely for the limited purposes set forth therein, the Company are entering into a Management Agreement in substantially the form attached as Exhibit B (the “Strategic Services Agreement”), pursuant to which TML will provide to the Company Group financial and strategic advisory services, (ii) the Initial Operating Company, Carlyle and, solely for the limited purpose set forth therein, the Company are entering into the Carlyle Consulting Services Agreement in substantially the form attached as Exhibit C (the “Carlyle Consulting Services Agreement”), pursuant to which Carlyle will provide to the Company Group certain consulting and advisory services, (iii) the Initial Operating Company, SMSL and, solely for the purposes set forth therein, the Company are entering into a Technical and Commercial Management Agreement in the form attached as Exhibit D (the “Technical and Commercial Management Agreement”), pursuant to which SMSL will provide to the Company Group technical and commercial management services for container vessels owned by the Company Group, and (iv) the Company, GC Industrial and each of Gerry Wang, Graham Porter and SMSL are entering into a Non-Competition Agreement in substantially the forms attached as Exhibit E-1, Exhibit E-2 and Exhibit E-3, respectively (each a “Non-Competition Agreement”). The Company shall, except as determined by the Transaction Committee, cause each Company Group Member that is a direct or indirect Subsidiary of the Company to execute and deliver a counterpart signature page or joinder agreement, as applicable, to the Strategic Services Agreement, the Carlyle Consulting Services Agreement and the Technical and Commercial Management Agreement. For the avoidance of doubt, in no event will amounts paid by any Company Group Member pursuant to any Services Agreement be deemed a distribution by the Company to any of its Members.

(c) GC Industrial agrees that, during the Investment Commitment Period, the Company and its Subsidiaries shall constitute the exclusive vehicle in which it will make direct or indirect investments in Vessels (excluding any investment in any Entity where, at the time of such Investment, Vessels constitute less than thirty percent (30%) of the consolidated total assets of such Entity on the date of acquisition of such Entity, and there is no current intention by GC Industrial on such date to separately dispose of substantially all of the non-

Vessel assets of such Entity within twelve (12) months of the date of acquisition of such Entity).

2.05 Term.

The Company will continue in existence in perpetuity unless its business and affairs are wound up pursuant to Section 10.01(a).

2.06 Fiscal Year.

The fiscal year of the Company (the “Fiscal Year”) for financial statement purposes will end on December 31, unless otherwise determined by the Board.

2.07 Foreign Qualification.

The Board may cause to be filed, on behalf of the Company, such documents, forms and instruments, and undertake such other actions, as may be required in order to qualify the Company to do business and to transact business in any jurisdiction in which it is required to so qualify.

2.08 Certain Tax Matters.

Subject to Section 11.04, the parties intend that the Company be treated as a partnership for U.S. income tax purposes, and the Company, each member of the Board and each officer of the Company is hereby authorized to take all necessary or appropriate actions to cause the Company to be treated as a partnership for U.S. income tax purposes. In furtherance of the foregoing, the Company will timely execute and file a U.S. Internal Revenue Service Form 8832 electing to classify the Company as a partnership for U.S. federal income tax purposes as of the date the Company was formed and each Member agrees to execute any such form or other documentation that the Company requests it execute in connection with making such election. Subject to Section 11.04, the Company will not elect to be treated as an association taxable as a corporation for U.S. federal, state or local income tax purposes under Regulations Section 301.7701-3 or under any corresponding provision of state or local law and the Company will use its reasonable best efforts to operate in a manner such that it will not be treated as a publicly traded partnership for U.S. income tax purposes. The Company will use its reasonable best efforts to ensure that (i) it is not engaged in a trade or business within the United States within the meaning of the Code and (ii) it does not generate items of gross income that are taken into account for purposes of calculating “unrelated business taxable income” as defined in Section 512 and Section 514 of the Code. The taxable year of the Company will be its Fiscal Year unless otherwise required under the Section 706 of the Code.

2.09 Organizational Expenses.

Organizational Expenses will be borne by and charged to the Company. Within 30 days after the submission by the GC Industrial Member, the Seaspan Member, the Washington Member or any of their respective

Affiliates of invoices evidencing the incurrence of Organizational Expenses prior to the Initial Investment Date, the Company will reimburse the GC Industrial Member, the Seaspan Member, the Washington Member or any of their respective Affiliates, as applicable, for such Organizational Expenses. GC Industrial represents and warrants that, other than the Organizational Expenses and any obligations under this Agreement, any Services Agreement and that certain letter agreement between the Company and Deutsche Bank Securities, Inc. dated on or about the date hereof, no Company Group Member has any liabilities as of the Effective Date.

ARTICLE III.

MEMBERS

3.01 Members.

As of the Effective Date, each of the Entities set forth on Exhibit A is hereby admitted as a Member. The names, addresses, Commitments and Commitment Percentages of each Member are set forth on Exhibit A. Subject to any approvals required by this Agreement, the Board is hereby authorized to complete or amend Exhibit A to reflect the admission of additional Members, the resignation of a Member or a change to the address, Commitment or Commitment Percentage of a Member as provided in this Agreement. The Company will promptly deliver to each Member a copy of Exhibit A, as amended, no less frequently than annually and in any event promptly following an amendment to Exhibit A pursuant to this Section 3.01 in connection with admission of any New Members (other than in connection with a Permitted Transfer). The Company will maintain the Percentage Interests of the Members in the books and records of the Company and will automatically update the Percentage Interests of the Members promptly following the deemed contribution of any Service Contribution Amount pursuant to the Strategic Services Agreement.

3.02 Additional Members.

A Person may be admitted as a Member if (a) such Person has executed and delivered to the Company a counterpart signature page to this Agreement agreeing to be bound by the terms of this Agreement and any other agreements or instruments by which a Member is bound as a condition to or by virtue of the Member’s ownership of Interests and (b) other than admission of a Transferee of Interests pursuant to a Permitted Transfer, the admission of such Person as a Member has been approved by the Board as provided in this Agreement.

3.03 Resignation or Withdrawal of a Member.

No Member will have the right to resign or withdraw from membership in the Company, except as specifically provided in Article X or upon a Transfer of all of such Member’s Interests in accordance with Article XI.

3.04 No Participation in Control.

The Members will have no power to participate in the management of the Company, except as expressly authorized by this Agreement or the Certificate of Formation or expressly required by the Act. The approval or consent of the Members will not be required in order to authorize the taking of any action by the Company, and the Members will have no right to reject, overturn, override, veto or otherwise approve, consent or pass judgment upon any action taken by the Company or any authorized officer of the Company, in each case, unless and then only to the extent that (a) such approval or consent is expressly required by this Agreement, the Certificate of Formation or the Act or (b) the Board has determined in its sole discretion that obtaining such approval or consent would be appropriate or desirable. No Member, acting in the capacity of a Member, is an agent of the Company, nor will any Member, unless expressly authorized in writing to do so by the Board, have any right, power or authority to bind or act on behalf of the Company in any way, to pledge its credit, to execute any instrument on its behalf or to render it liable for any purpose.

3.05 Interest in Property of the Company.

Each Member’s Interest will for all purposes be personal property. No Member will have any interest in specific Company property. All property of the Company, whether real or personal, tangible or intangible, will be deemed to be owned by the Company as an Entity, and no Member, individually, will have any direct ownership in, or rights to, such property.

3.06 No Right of Partition.

No Member has or will have any right to seek or obtain partition by court decree or operation of law of any Company property, or the right to own or use particular or individual assets of the Company.

3.07 No Liability of Members and Directors.

No Member or Director will have any personal liability for any obligations or liabilities of the Company, whether such liabilities arise in contract, tort or otherwise, except to the extent that any such liabilities or obligations are expressly assumed herein or otherwise in writing by such Member or Director.

3.08 Tax Matters Partner.

To the extent applicable, the GC Industrial Member is hereby designated as the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code. To the extent applicable, the “tax matters partner” will take such actions as are necessary to cause each other Member to become a “notice partner” within the meaning of Section 6231(a)(8) of the Code. The Company will not file a U.S. federal or state income tax partnership return that takes the position that the Company is engaged in a U.S. trade or business unless required by Applicable Law.

ARTICLE IV.

CAPITAL CONTRIBUTIONS

4.01 Commitments; Capital Contributions.

(a) Commitments. Subject to Section 4.05, each Member agrees to make cash Capital Contributions to the Company from time to time in accordance with the terms of this Agreement in an aggregate amount not to exceed the Commitment of such Member set forth opposite such Member’s name on Exhibit A. Amounts distributed to Members (other than Reimbursement Distributions) will not increase any Member’s Commitment. Reimbursement Distributions will increase the Commitment of the Members receiving such Reimbursement Distributions by the amount of such Reimbursement Distributions. No distributions (including Reimbursement Distributions) may be recalled by the Company, except as expressly provided herein.

(b) Capital Contributions. Subject to Section 4.05, the Members will make cash Capital Contributions to the Company pro rata in accordance with their relative Commitment Percentages, at such times and in such amounts as may be determined by the Board in its sole discretion; provided, however, that (x) no Member will be required to make Capital Contributions (other than Service Contributions) in excess of such Member’s Commitment and (y) no Member shall make Capital Contributions (other than Service Contributions) after the expiration or termination of the Investment Commitment Period other than to fund Investments pursuant to binding commitments entered into by the Company or its Subsidiaries in compliance with this Agreement before the expiration or termination of the Investment Commitment Period; and, provided, further, that (i) to the extent that the Board determines that the Members should make Capital Contributions to fund payment of general and administrative expenses of the Company and its Subsidiaries incurred in accordance with the Initial Budget prior to the date on which the Company makes its first Investment (other than any Permitted Cash Equivalent Investment), which Capital Contributions shall in no event exceed the actual aggregate amount of general and administrative expenses incurred (the “Initial G&A Capital Contributions”), the GC Industrial Member will make 100% of such Initial G&A Capital Contributions, up to an aggregate cap of $2,000,000 less the aggregate amount expended by GC Industrial to fund payment of general and administrative expenses of GC Industrial (such net amount, the “G&A Cap”), (ii) upon the earliest to occur of the GC Industrial Member having made Initial G&A Capital Contributions equal to the G&A Cap, the Company having made any distributions pursuant to Section 5.03(a), the Company having made a payment to a third party to fund an initial Investment (for the avoidance of doubt, excluding any Permitted Cash Equivalent Investment) and GC Industrial having made a payment to a third party to fund any investment (other than an investment in the Company), (A) each Member (other than the GC Industrial Member) will, within 21 days of receipt of the GC Industrial Member’s written request for reimbursement for the Initial G&A Capital Contributions, make a Capital Contribution to the Company in an amount equal to (x) such Member’s Commitment Percentage as of the date of such written request, multiplied by (y) the Initial G&A Capital Contributions made by the GC Industrial Member as of such date and (B) the Company will distribute to the GC Industrial Member an amount equal to the aggregate amount of Capital Contributions made to the Company by all Members pursuant to the foregoing clause (A) (any such distribution being referred to as a “Reimbursement Distribution”) and (iii) cash Capital Contributions otherwise required to be made by the GC Industrial Member in connection with the Company’s initial Investment will be reduced by the excess of (A) Net Initial G&A Capital Contributions over (B) the product of (x) GC Industrial’s Commitment Percentage as of the date of the written request of the GC Industrial Member for such Reimbursement Distribution multiplied by (y) Initial G&A Capital Contributions; provided, however, that any Capital Contribution adjustments under clauses (ii) and (iii) above shall be made without duplication.

(c) Capital Call Notice. Unless waived by a contributing Member, any Capital Contribution (other than Service Contributions) will be requested in a capital call issued by the Board upon at least 21 days’ written notice to such Member. For all purposes under this Agreement, any Capital Contributions will be deemed to have been made on the later of (i) the date such Capital Contribution is required to be made pursuant to a notice delivered pursuant to this Section 4.01(c) and (ii) the date on which such Capital Contribution is actually made.

(d) Commitment Limit and Increase. Any increase in the Capital Commitment of any Member will be subject to approval by a Supermajority of the Board. No Member will be required to make Capital Contributions (other than Service Contributions) in excess of its Commitment (or to increase its Commitment) without the consent of such Member (in its sole discretion). The Board may, in its sole discretion, offer Members the opportunity, upon 21 days’ written notice, to increase their Commitments, but any such offer will be made on a pro rata basis in accordance with their then-existing Commitments. Any such increase will, subject to the first sentence of this Section 4.01(d), become binding upon delivery of written acceptance by the increasing Member or Members to the Company and each other Member. The Company will amend Exhibit A to reflect any changes in Commitments and Commitment Percentages resulting from any acceptance of additional Commitments hereunder. Notwithstanding any of the foregoing to the contrary, nothing in this Section 4.01(d) will be deemed to limit a Member’s right to make additional Capital Contributions to the Company to the extent approved by a Supermajority of the Board and to the extent such additional Capital Contributions are made in compliance with Article XII.

(e) Return of Contributions. A Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions (other than the Initial G&A Capital Contributions to the extent provided in Section 4.01(b)). An unrepaid Capital Contribution is not a liability of the Company or of the other Members. No Member is required to contribute or to lend any cash or property to the Company to enable the Company to return the Capital Contributions of any other Member.

(f) Loans. No Member will be required to make any loan or provide any credit support to the Company or any of its Subsidiaries. Any such loan or credit support will not be treated as a Capital Contribution or otherwise affect the Interests of such Member.

4.02 Capital Accounts.

The Company will maintain for each Member owning an Interest a separate Capital Account with respect to such Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv) and as set forth in this Agreement.

4.03 Negative Balances.

Each Member will look solely to the assets of the Company for all distributions with respect to the Company and no Member will be required to pay to the Company or to any other

Member the amount of any negative balance which may exist from time to time in such Member’s Capital Account, including at the time of dissolution or liquidation of the Company.

4.04 Failure to Make Capital Contributions.

(a) General. If any Member fails to make any portion of such Member’s Capital Contribution when due, then the Company will promptly provide written notice of such failure to such Member (with a copy to all other Members). If such Member fails to make such Capital Contribution within five Business Days after receipt of such notice, then the Board may, in its sole discretion, designate such Member a “Defaulting Member” and the provisions of this Section 4.04 will apply. The Company will provide written notice of any such designation to each other Member.

(b) Remedies. Without limiting the other remedies available to the Company and the non-Defaulting Members, a Defaulting Member will have no further right or power to vote its Interest (including to appoint any Director) until such default is cured to the reasonable satisfaction of the Board, and the Board may further impose any or all of the following remedies in its discretion against a Defaulting Member: (i) charging an additional amount on the unpaid balance of any such Capital Contribution or other payments at a rate equal to 12% per annum from the date such balance was due and payable through the date full payment for such balance is actually made, (ii) prohibiting the Member from participating in future Investments, (iii) offsetting amounts otherwise distributable or payable to such Defaulting Member or any Affiliate of such Defaulting Member under this Agreement or any of the Services Agreements, (v) reducing the Defaulting member’s proportionate share of all future distributions by the Company to take into account the failure of the Defaulting Member to make any Capital Contribution required under this Agreement, and/or (vi) imposing any other remedies available at law. The Board may, in its sole discretion, allow each non-Defaulting Member to either (x) make additional Capital Contributions pro rata in accordance with the Commitments of such non-Defaulting Member relative to the aggregate Commitments of all non-Defaulting Members to cover the defaulted Capital Contribution of a Defaulting Member and, to the extent any such defaulted amount is not assumed by any such other Member, the Board may permit any of the Members so contributing to assume any such unpaid amounts (in which case each Member’s Commitment will be adjusted proportionately to account for such substituted Capital Contribution(s)), or (y) after reasonable notice to the Defaulting Member, make a loan to the Defaulting Member in an amount equal to the Defaulting Member’s portion of the applicable Capital Contribution pro rata in accordance with such non-Defaulting Member’s Commitment Percentage, which loan will be repaid in full out of distributions otherwise payable to the Defaulting Member hereunder prior to any distribution being made to such Defaulting Member and shall be secured by a pledge of the Defaulting Member’s Interests.

4.05 Termination of Investment Commitment Period.

Notwithstanding anything in this Article IV to the contrary, the GC Industrial Member will have the right, but not the obligation, to terminate the Investment Commitment Period by notifying the Company and each other Member in writing of such decision at any time within eighteen (18) months of the Effective Date.

ARTICLE V.

ALLOCATIONS AND DISTRIBUTIONS

5.01 Allocations for Capital Account Purposes.

(a) Profits and Losses. Except as otherwise provided herein, Profits and Losses and, to the extent necessary, individual items of income, gain, loss or deduction of the Company will be allocated among the Capital Accounts of the Members in a manner that as closely as possible gives economic effect to the provisions in Section 5.03, Section 5.04, Article X and the other relevant provisions of this Agreement.

(b) Regulatory Allocations. Notwithstanding Section 5.01(a), special allocations will be made as set forth in Appendix A-1.

5.02 Allocations for Tax Purposes.

For U.S. federal income tax purposes, allocations will be made as set forth in Appendix A-2.

5.03 Distributions.

(a) Distributions of Available Cash. Other than Reimbursement Distributions pursuant to Section 4.01(a), and subject to Sections 5.04, 5.05 and 5.06, Available Cash and, if applicable, other property declared by the Board to be available for distribution under this Section 5.03(a) will be promptly distributed among the Members in the following order of priority:

(i) First, to the Members, in proportion to, and to the extent of, the Members’ respective Unreturned Contribution Amounts at the time of such distribution;

(ii) Second, to the Members, pro rata in accordance with their respective Percentage Interests, until the Aggregate Rate of Return at the time of such distribution is equal to twelve percent (12%);

(iii) Third, (A) eighty percent (80%) to the Members pro rata in accordance with their respective Percentage Interests and (B) twenty percent (20%) to the GC Industrial Member until the Aggregate Rate of Return at the time of such distribution is equal to twenty percent (20%);

(iv) Fourth, (A) seventy-five percent (75%) to the Members pro rata in accordance with their respective Percentage Interests and (B) twenty-five percent (25%) to the

GC Industrial Member until the Aggregate Rate of Return at the time of such distribution is equal to twenty-five percent (25%); and

(v) Thereafter, (A) seventy percent (70%) to the Members pro rata in accordance with their respective Percentage Interests and (B) thirty percent (30%) to the GC Industrial Member.

(b) True Up. Notwithstanding anything in Section 5.03(a) to the contrary, in the event of any distribution of Available Cash pursuant to Section 5.03(a) (ii), (iii), (iv) or (v) above, (i) (A) the portion of such distribution that would otherwise be distributed to the Seaspan Members pursuant to Section 5.03(a) (ii), (iii), (iv) or (v) will be increased by the Seaspan True Up Amount, pro rata in accordance with each Seaspan Member’s Percentage Interest relative to the aggregate Percentage Interests of all Seaspan Members and (B) the portion of such distribution that would otherwise be distributed to the Washington Member pursuant to Section 5.03(a) (ii), (iii), (iv) or (v) will be increased by the Washington True Up Amount, pro rata in accordance with each Washington Member’s Percentage Interest relative to the aggregate Percentage Interests of all Washington Member (in each case, a “True-Up Distribution”), (ii) the portion of such distribution that would otherwise be distributed to the GC Industrial Member pursuant to Section 5.03(a) (ii), (iii), (iv) or (v) will be decreased by the sum of the Seaspan True Up Amount and the Washington True Up Amount. For the avoidance of doubt, in the event of a distribution under more than one clause of Section 5.03(a), the amounts distributed to the GC Industrial Member, on the one hand, and to the Seaspan Members and the Washington Member, on the other hand, will be decreased or increased, respectively, only once by such Seaspan True Up Amount and Washington True Up Amount, respectively. For purposes of this Section 5.03(b), the “Seaspan True Up Amount” in connection with any True-Up Distribution means an amount equal to the excess of (i) the product of (x) the aggregate Carlyle Fees paid by the Company following the Effective Date and prior to such True-Up Distribution, multiplied by (y) a fraction, the numerator of which is the aggregate Commitments of all Seaspan Members and the denominator of which is the aggregate Commitments of all Members, over (ii) the aggregate amount of prior True-Up Distributions to all Seaspan Members. For purposes of this Section 5.03(b), the “Washington True Up Amount” in connection with any True-Up Distribution means an amount equal to the excess of (i) the product of (x) the aggregate Carlyle Fees paid by the Company following the Effective Date and prior to such True-Up Distribution, multiplied by (y) a fraction, the numerator of which is the aggregate Commitments of all Washington Members and the denominator of which is the aggregate Commitments of all Members, over (ii) the aggregate amount of prior True-Up Distributions to all Washington Members.

5.04 Deemed Advance of Carlyle Fees.

Solely for the purpose of determining the Aggregate Rate of Return as of any date, any Carlyle Fees paid by the Company will be deemed to have been distributed by the Company to the Members, pro rata in accordance with Section 5.03, on the day that such Carlyle Fees are paid to Carlyle or its Affiliates pursuant to the Carlyle Consulting Services Agreement.

5.05 Clawback.

Following the earliest to occur of (i) the dissolution of the Company pursuant to Section 10.02, (ii) the date on which the Board determines that no further Capital Contributions (excluding, for the avoidance of doubt, Service Contribution Amounts) can be called from the Members and the aggregate distributions to date are sufficient to ensure that no Clawback Amount could be due pursuant to this Section 5.05 and (iii) a Company Sale (in the case of (i), (ii) or (iii), the “Clawback Determination Date”), if, after giving effect to all distributions made pursuant to Section 5.03 and Section 10.02, but before giving effect to this Section 5.05, the GC Industrial Member has (or but for this Section 5.05 would have) received aggregate Incentive Distributions in excess of the Incentive Distributions that it would have received pursuant to Section 5.03 and Section 10.02 if such distributions were computed on an aggregate basis as of the Clawback Determination Date, taking into account all transactions of the Company (and, in the case of a Company Sale, treating amounts received on the sale of Interests as if distributed under Section 5.03 for the purpose of the foregoing computation), then GC Industrial will pay to the Company the aggregate amount of such excess (the “Clawback Amount”). The Clawback Amount will be payable by the GC Industrial Member (x) other than in the case of a Company Sale, within five Business Days of dissolution of the Company or demand by the Board, as applicable, or (y) in the case of a Company Sale, concurrently with the consummation of such Company Sale. Upon receipt by the Company, the Clawback Amount will promptly be distributed to the Members (other than the GC Industrial Member) pro rata in proportion to such Member’s respective Percentage Interests relative to the aggregate Percentage Interests of all Members (other than the GC Industrial Member).

5.06 Withholding.

(a) The Company may withhold distributions or portions thereof if it is required to do so by any Applicable Law, and each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any amount of federal, state, local or foreign taxes that the Board determines that the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement. Any amounts withheld pursuant to this Section 5.06(a) will be treated as having been distributed to such Member. The Company will not withhold from distributions to a Member without giving such Member prior written notice of its intention to withhold.

(b) Each Member will, to the fullest extent permitted by Applicable Law, indemnify and hold harmless the Company and each Person who is or who is deemed to be the responsible withholding agent for federal, state, local or foreign tax purposes against all claims, liabilities and expenses of whatever nature relating to the Company’s or such Person’s obligation to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the Company with respect to such Member or as a result of such Member’s participation in the Company.

(c) To the extent that the cumulative amount of such withholding for any period exceeds the distributions to which such Member is entitled for such period, the amount of such excess will be considered a loan from the Company to such Member. Such loan may, at the option of the Board, be satisfied (i) out of distributions to which such Member would otherwise be subsequently entitled, or (ii) by the immediate payment in cash to the Company of such excess amount. The Board, on behalf of the Company, may take any other action it determines to be necessary or appropriate in connection with any obligation or possible obligation to impose withholding pursuant to any tax law or to pay any tax with respect to a Member. Each Member hereby unconditionally and irrevocably grants to the Company a security interest in such Member’s Interests to secure such Member’s obligation to pay to the Company any amounts required to be paid pursuant to this Section 5.06. Each Member will take such actions as the Company may request in order to perfect or enforce the security interest created hereunder.

5.07 Distributions and Withholdings in Error.

Any distributions pursuant to Section 5.03 made in error or in violation of § 40 of the Act, will, upon demand by the Board, be returned to the Company. Any distributions withheld from distributions to a Member pursuant to Section 5.05 in error will, upon written demand of such Member, be promptly distributed to such Member.

ARTICLE VI.

MANAGEMENT

6.01 Board of Directors.

(a) General. Except as otherwise expressly provided in this Agreement, the business, property and affairs of the Company will be governed by, and all powers of the Company will be exercised by, or under the direction of, a Board of Managers (the “Board”) consisting of up to nine (9) individuals as set forth in Section 6.01(b) below (each member of the Board, a “Director”). Subject to Section 6.04(a), no Director will have the ability or the authority to execute contracts or deliver instruments binding upon the Company unless such Director has been authorized to do so by action of the Board.

(b) Members of the Board. The Board will be comprised of (i) up to five (5) Directors appointed by the GC Industrial Member (the “GC Industrial Directors”), which GC Industrial Directors will initially be Cedric Bobo, Greg Ledford, Ho Wai Edward Man, Wesley Bieligk and one additional individual named by the GC Industrial Member at any time after the date hereof, (ii) during the ROFR Period (as defined in the Right of First Refusal Agreement), one (1) Director appointed by the Washington Member (the “Washington Director”), which Washington Director will initially be Kyle Washington, (iii) one (1) Director appointed by the Seaspan Members (the “Seaspan Director”), which Seaspan Director will initially be John Hsu, and (iv) so long as the Tiger Member is entitled to designate or appoint members of the Board of Managers of GC Industrial, two (2) Directors appointed by the Tiger Member (the “Tiger Directors”), which Tiger Directors will be Gerry Wang and Graham Porter unless otherwise agreed by the Tiger Member and the GC Industrial Member; provided, however, that in the case of the death, resignation or removal of the GC Industrial Director, the Seaspan Director, the Washington Director or any Tiger Director, the Member that designated such

Director will be entitled, subject, in the case of the death, resignation or removal of the Seaspan Director, the Washington Director or any Tiger Director, to the approval of the GC Industrial Member, which approval will not be unreasonably withheld, conditioned or delayed, to designate a replacement for such Director for so long as such Member remains entitled to appoint or designate one or more Directors under this Section 6.01(b); provided, further, that, in the event that the Tiger Member ceases to be entitled to appoint or designate members of the Board of Managers of GC Industrial, the Board will consist only of the Seaspan Director, the Washington Director and such number of GC Industrial Directors as shall be determined by the GC Industrial Members. Any Director (other than the Tiger Directors, the Seaspan Director and the Washington Director) may be removed from the Board by the GC Industrial Member. For the avoidance of doubt, upon the expiration or termination of the ROFR Period, the Washington Member’s right to elect a Director to the Board shall automatically terminate and the Board will cease to comprise a Washington Director. Gerry Wang will serve as the chairman of the Board so long as he serves as a Director unless otherwise determined by the Board.

(c) Resignation, Removal and Replacement. Each Director will hold office until a successor is appointed in accordance with this Section 6.01 or until such Director’s earlier death, resignation or removal in accordance with the provisions hereof. Any Director may resign at any time by giving written notice to the Company. The resignation of any Director will take effect upon receipt of such notice or at such later time as specified in the notice of resignation. Unless otherwise specified in the notice of resignation, the acceptance of the resignation will not be necessary to make it effective. Subject to Section 6.01(b), if any vacancies occur in the Board at any time, for any reason, such vacancy will be filled by the Member or Members that appointed the departing Director pursuant to Section 6.01(b) (provided that such Member continues to retain the right to appoint such Director), by providing written notice to the Company and the other Members of the name of the Person appointed to fill such vacancy and the effective date of such appointment. Any GC Industrial Director may only be removed by the GC Industrial Member (which removal may be undertaken by the GC Industrial Member at any time for any reason, with or without cause, or for no reason) and, during the period in which the Tiger Member is entitled to appoint any Tiger Directors, any Tiger Director may only be removed by the Tiger Member (which removal may be undertaken by the Tiger Member at any time for any reason, with or without cause, or for no reason); provided, however, that the removal of Gerry Wang or Graham Porter will require the consent of the GC Industrial Member, which shall not be unreasonably withheld, conditioned or delayed. Any Seaspan Director may only be removed by the Seaspan Member (which removal may be undertaken by the Seaspan Member at any time for any reason, with or without cause, or for no reason). For so long as the Washington Member is entitled to designate a Director, any Washington Director may only be removed by the Washington Member (which removal may, from and after the time Kyle Washington is no longer willing or able to serve, be undertaken by the Washington Member at any time for any reason, with or without cause, or for no reason). Removal or appointment, subject to Section 6.01(b), of any Director may be effected by any Member entitled to remove or appoint such Director by providing written notice to the Company and each other Member of the name of the Director to be removed or Person to be appointed as a Director and the effective date of such removal and/or appointment.

(d) Compensation; Reimbursement. None of the Directors will be entitled to receive any compensation for serving as a member of the Board (or any committee of the

Board) or for attending any meeting of the Board or any committee thereof; provided, however, that each Director will be reimbursed by the Company for reasonable, out-of-pocket travel and other expenses incurred in attending or participating in meetings of the Board or any committee thereof or otherwise fulfilling such Director’s duties as a Director.

6.02 Meetings of the Board.

(a) Meetings. Except as otherwise determined by the Board from time to time, meetings of the Board will be held at least quarterly, with such additional meetings being held as determined by the Board from time to time. Meetings of the Board may (subject to the last sentence of this Section 6.02(a)) be held in person or telephonically, as determined by the Board. In-person meetings of the Board will be held at such place as may be approved by the Board. Directors may participate in all meetings of the Board in person or telephonically.

(b) Notice of Meetings. Any meeting of the Board may be called by any Director. Any meeting of the Board requires at least two (2) Business Days’ notice delivered personally or by telephone, facsimile or electronic mail to each member of the Board. Notwithstanding the foregoing, any meeting of the Board, whether held in person or by telephone, relating to the Disposition of any Investment shall require at least ten Business Days notice. A notice need not specify the purpose of any meeting; provided, however, that any meeting relating to the Disposition of an Investment shall require notice specifying the material terms of such proposed Disposition, including all agreements and arrangements (in whatever form) relating thereto. Notice of a meeting need not be given to any member of the Board who signs a waiver of notice or a consent to hold the meeting (which waiver or consent need not specify the purpose of the meeting) or approves of the minutes thereof, whether before or after the meeting, or who attends the meeting in person or by telephone without protesting such lack of notice prior to commencement of such meeting.

(c) Quorum. Subject to the immediately following sentence, at all meetings of the Board, the presence of at least five (5) GC Industrial Directors and, so long as the Tiger Member is entitled to designate or appoint one or more Tiger Directors, at least one Tiger Director will constitute a quorum for the transaction of business; provided, however, that, (i) any GC Industrial Director may at any meeting waive the requirement that at least five (5) GC Industrial Directors be present to establish a quorum at such meeting; provided that such waiver is in writing, and (ii) if both Tiger Directors fail to attend two consecutive duly called meetings of the Board, any GC Industrial Director may call a meeting of the Board in accordance with this Section 6.02 for the purpose of conducting the business that was to be conducted at the two previously called meetings at which a quorum was not present and the presence of a majority of all Directors shall constitute a quorum for the transaction of business at such meeting. The quorum requirements for the transaction of business by the Board following the termination of the right of the Tiger Member to appoint or designate the Tiger Directors will be determined by the GC Industrial Member in its sole discretion. If a quorum is not present at any meeting of the Board, a majority of the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present; provided, that if meeting is adjourned for more than 24 hours, notice of such adjournment will be given prior to the time of the adjourned meeting to the Directors who are not present at the time of adjournment.

(d) Acts of the Board. Except as otherwise provided in this Agreement (including Section 6.03 and Section 6.04) or required by Applicable Law, the act of a majority of the Directors at a meeting will constitute an act of the Board; provided, however, (i) that no Director designated by a Defaulting Member shall be entitled to vote in respect of the authorization of any action or remedy to be taken by the Company with respect to such Defaulting Member under Section 4.04 and (ii) the vote of a majority of the Directors (other than the Directors designated by such Defaulting Member) shall be sufficient to authorize any action or remedy with respect to such Defaulting Member under Section 4.04. Except as otherwise explicitly provided in this Agreement, including in Section 6.04, all decisions customarily reserved for a corporate board of directors of a Delaware corporation will require approval by the Board.

(e) Action by Written Consent. Any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken by written consent without a meeting by unanimous consent of Directors, and such writing or writings are filed with the minutes of the proceedings of the Board or the relevant committee.

(f) Proxies. Any Director (an “Authorizing Director”) may authorize another Director (an “Authorized Director”) to vote and otherwise act for such Authorizing Director at any meeting of the Board as a proxy by providing written notice to the Company and all other Directors that such Authorized Director is entitled to vote and otherwise act for the Authorizing Director at such meeting. The presence of any Authorized Director at any meeting of the Board shall constitute the presence of the Authorizing Director for the purposes of determining whether a quorum is present at such meeting.

(g) Electronic Communications. Members of the Board or any committee thereof may participate in a meeting of the Board or any committee, as applicable, by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and such participation in a meeting will constitute presence in person at the meeting.

6.03 Actions Requiring Supermajority Approval.

(a) Notwithstanding anything in this Agreement to the contrary, approval of a majority of the Board, including at least one Tiger Director so long as the Tiger Member has the right to appoint a Tiger Director under Section 6.01(b) (a “Supermajority of the Board”), will be required to authorize the Company to take any of the following actions:

(i) issue any capital calls to the Members with respect to their Commitments;

(ii) increase or decrease the Commitment of any Member other than changes contemplated in the definition of “Commitment”;

(iii) other than in connection with an Initial Public Offering or IPO Reorganization or a Company Sale, amend the terms of the Certificate of Formation or this Agreement;

(iv) other than (A) in connection with an Initial Public Offering or IPO Reorganization, (B) a Company Sale or (C) except as provided in Section 2.08, make an election, or take any other action, to change the tax structure or form of organization of the Company;

(v) admission of new Members, other than (A) admission as a Member of a transferee of any Interests if relevant Transfer was effected in compliance with this Agreement and (B) admission of any Person as a Member in connection with a Company Sale or an IPO Reorganization effected in compliance with this Agreement; or

(vi) appointment of a Chief Executive Officer of the Company (provided that the approval of the appointment of any Tiger Director as the Chief Executive Officer may not be unreasonably withheld, conditioned or delayed).

(b) Notwithstanding any provision to the contrary, the Company will not:

(i) increase or decrease the Capital Commitment of any Member without the written consent of such Member; or

(ii) effect any non-pro rata redemption or repurchase of any Interests (other than any Interests issued in the future as incentive compensation to employees, officers or directors of the Company or any of its Subsidiaries upon termination of service or employment of such employees, officers and directors) without the prior written consent of each Member.

6.04 Committees.

(a) Transaction Committee. The Board will designate a committee of the Board (the “Transaction Committee”), which will be composed of (i) two GC Industrial Directors, each of whom shall be a voting member of the Transaction Committee, (ii) two Tiger Directors, each of whom shall be a voting member of the Transaction Committee, and (iii) so long as Kyle Washington serves as a Washington Director, Kyle Washington, who shall be a non-voting member of the Transaction Committee; provided, however, that in the event that Tiger ceases to have any right to designate any Tiger Directors, the Transaction Committee will consist only of GC Industrial Directors in such number as the GC Industrial Member may determine from time to time in its sole discretion. The initial members of the Transaction Committee are set forth on Exhibit F. So long as Kyle Washington serves as a Washington Director and as a non-voting member of the Transaction Committee, he shall, subject to execution by Kyle Washington of a confidentiality agreement in favor of the Company, in form and substance reasonably agreeable to the Company and Kyle Washington, which confidentiality agreement shall be consistent with Section 7.02 hereof, be entitled to (1) receive notice of Transaction Committee meetings and actions taken by written consent of the Transaction Committee and receive copies of all written materials distributed to members of the Transaction Committee (as part of such notice or otherwise) in connection with any such meeting or written consent prepared by (A) the Company, (B) members of the Transaction Committee or (C) third parties at the request of the Company pertaining to existing and potential Container Investment Opportunities (as defined in the Right of First Refusal Agreement) and Container Vessel Business Acquisition Opportunities (as defined in the Right of First Refusal Agreement) and related charter and financing arrangements to the extent such materials are to be discussed or considered at any meeting of the Transaction Committee to which any such notice relates or provided in connection with consideration of a proposed written consent (the “Transaction Committee Meeting Materials”), in each case, at the same time as such notice or action, and any related materials distributed for such meeting or action, are provided to all other Transaction Committee members, and (2) attend, as a non-voting member, meetings of the Transaction Committee; provided, that, notwithstanding the confidentiality agreement described in the immediately preceding sentence, Kyle Washington shall be permitted to disclose the Transaction Committee Meeting Materials to Seaspan Corporation following execution by Seaspan Corporation of a confidentiality agreement in favor of the Company in form and substance reasonably acceptable to the Company, which confidentiality agreement shall (i) be consistent with Section 7.02 hereof and (ii) prohibit the use of the Transaction Committee Meeting Materials by Seaspan Corporation and its Affiliates, other than in connection with the evaluation by Seaspan Corporation and its Affiliates of the investment by the Seaspan Member in the Company and the exercise and enforcement of the rights of the Seaspan Member under this Agreement and the rights of Seaspan Corporation under the ROFR Agreement. The Transaction Committee will be primarily responsible for evaluating the purchase, newbuild contracting, chartering, financing and technical management of new and existing Investments, consistent with this Agreement. For the avoidance of doubt, the Transaction Committee shall be primarily responsible (on behalf of the relevant Company Group Member) for (A) reviewing and approving each Vessel Budget (as defined in the Technical and Commercial Management Agreement), including the form thereof, (B) reviewing and approving any subcontracts of Management Services (as defined in the Technical and Commercial Management Agreement) and Construction Supervision Services (as defined in the Technical and Commercial Management Agreement) to Affiliates of the Manager (as defined in the Technical and Commercial Management Agreement) or third parties, including the terms and conditions of such subcontracts to third parties and (C) authorizing the Manager to negotiate newbuild contracts and contracts to make Investments. In the event that the Company desires any Company Group Member to engage or appoint any Entity (other than a Manager Entity or an Affiliate of a Manager Entity) to provide any services to such Company Group Member in connection with any transaction with respect to which a Manager Entity would be entitled to a Charter Commission (as defined in the Strategic Services Agreement) then the Company shall obtain the Transaction Committee’s prior consent to such engagement or appointment; provided, however, that (x) for any such engagement where the Manager Entity would be entitled to a Management Fee, the Manager Entity shall be reasonably involved in the selection and engagement of such Entity and (y) the Company shall cause such Entity to reasonably coordinate with the Manager Entity in connection with the provision of such services. For the purpose of determining the Transaction Fee under the Strategic Services Agreement or the Carlyle Consulting Services Agreement, the fair market value of any non-cash consideration payable to or from any Company Group Member pursuant to any Purchase or Sale Contract or New Build Contract (each as defined in the Strategic Services Agreement and the Carlyle Consulting Services Agreement, as applicable) shall be determined by the Transaction Committee in good faith. All decisions of the Transaction Committee will require the unanimous vote or consent of the voting members of the

Transaction Committee. Except as set forth in this Section 6.04 or otherwise unanimously agreed by the voting members of the Transaction Committee, (1) the actions specifically delegated to the Transaction Committee pursuant to this Section 6.04 will not require the approval or consent of the Board or the Members, and (2) once an action is approved by the Transaction Committee, the voting members of the Transaction Committee will have the authority (subject to any specific limit on the delegation of authority in connection with such Transaction Committee approval or any subsequent determination of the Transaction Committee) to bind the Company and to execute on behalf of the Company any instrument in writing or any assignment or endorsement thereof giving effect to such action, in each case, to the extent consistent with such Transaction Committee approval and without requiring further consent or approval of the Transaction Committee, the Board or the Members. Notwithstanding any of the foregoing to the contrary, no approval by the Transaction Committee will be required to authorize (x) any Company Sale, Initial Public Offering, IPO Reorganization (subject to the first sentence of Section 11.04(a)) or Drag-Along Transaction, or (y) any action approved by the Board (including any action set forth in Section 6.03).

(b) Other Committees. The Board may from time to time designate one or more additional committees, with such composition, membership requirements, powers and functions as the Board may determine in accordance with this Agreement, but subject to the limitations set forth in Sections 6.03 and 6.04(a). Each committee will keep regular minutes of its meetings and report the same to the Board when required. Unless otherwise agreed by the Seaspan Member, the Washington Member or the Tiger Member, as applicable, each of the Seaspan Director, the Washington Director and the Tiger Director shall be a member of each committee of the Board other than the Transaction Committee (except for any independent committee of the Board established to review or approve any transaction by the Company or any Company Group Member with respect to which the Seaspan Member, the Washington Member or the Tiger Member or their respective Affiliates has a material financial interest in such transaction that is different from such Member’s interest as a Member).

6.05 Officers.

The Board may at any time appoint one or more officers of the Company. The officers of the Company may include a chief executive officer, a president, one or more vice presidents, a secretary, a chief financial officer or treasurer and any other officers designated by the Board. Each officer will serve at the pleasure of the Board. Any individual may hold any number of offices. Subject to Section 6.04(a), the general areas of responsibility and specific powers and duties of each officer will be as determined by the Board from time to time and otherwise such officers will have such duties and responsibilities as like-titled officers of a Delaware corporation. The initial officers of the Company are set forth on Exhibit F.

6.06 Standard of Care; Limitation of Liability.

(a) Standard of Care. In the exercise of rights and performance of duties hereunder, each Member, the Board, each Director, the Transaction Committee and each member of the Transaction Committee will, to the fullest extent permitted by Applicable Law, have no fiduciary duties to the Company or to any Member other than the Member appointing such Director. Notwithstanding any other provision of this Agreement or otherwise applicable provision of law or equity, whenever in this Agreement the Board or Transaction Committee is permitted or required to make a decision, each member of the Board or the Transaction Committee, as applicable, will be entitled to consider only such interests and factors as it desires, including its own interests (including, the interests of the Member that appointed such Director and such Member’s Affiliates), and will, to the fullest extent permitted by Applicable Law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any Member.

(b) Limitation of Liability. Except as otherwise provided herein, no Member, Director or officer of the Company will be liable to the Company or to any Member for any act or failure to act pursuant to this Agreement (other than liability of a Member for breach of this Agreement) if he, she or it acted in good faith, to the maximum extent permitted by law or equity. Other than liability of a Member for breach of this Agreement, no Member, Director or officer of the Company will be liable to the Company or to any Member for such Member’s (or its designated Director’s) good faith reliance on the provisions of this Agreement, the records of the Company and upon such information, opinions, reports or statements presented to the Company by any of its Directors, Members, officers, employees, or by any other Person, as to matters such Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports, or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to Members may be paid.

6.07 Related-Party Transactions.

(a) Other Obligations. In order to induce the Members to enter into this Agreement, concurrently with the execution of this Agreement, SMSL, Gerry Wang and Graham Porter are each executing and delivering to the Company a Non-Competition Agreement in substantially the form attached hereto as Exhibit E.

(b) Other Business. Except as expressly provided in this Agreement, the Non-Competition Agreements and, in the case of the Tiger Member, the amended and restated limited liability company agreement, dated as of the date hereof, of GC Industrial, this Agreement may not be construed in any manner to limit or preclude any Member from engaging in any activity whatsoever permitted by Applicable Law. Subject to the terms of the Non-Competition Agreements, the Strategic Services Agreement and the Technical and Commercial Management Agreement, each Member expressly acknowledges that one or more other Members engage or may engage in other business or investment activities, including within the shipping industry and including with respect to businesses that do or may compete with the Company. Except as otherwise provided in this Agreement, the Non-Competition Agreements, the Strategic Services Agreement or the Technical and Commercial Management Agreement, (i) any Member may engage in or possess an interest in other profit-seeking or business ventures of any kind, nature or description, independently or with others, whether or not such ventures are competitive with the Company or its Subsidiaries, (ii) the doctrine of corporate opportunity, or any analogous doctrine, will not apply to any Member and (iii) no Member that acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company will have any duty to communicate or offer such opportunity to the Company, and such Member will not be liable to the Company for breach of any fiduciary or other duty by reason of the fact that such Member pursues or acquires for, or directs such opportunity to, another Person or does not communicate such investment opportunity to the Company. Subject to compliance with the terms of the Non-Competition Agreements, the Strategic Services Agreement and the Technical and Commercial Management Agreement, neither the Company nor any other Member will have any rights or obligations by virtue of this Agreement or the relationships created hereby in or to such independent ventures or the income or profits or losses derived there from, and the pursuit of such ventures outside the Company, even if competitive with the activities of the Company, will not be deemed wrongful or improper.

(c) Related-Party Transactions. Notwithstanding any duty that may otherwise exist at law or in equity, each Member, acting for itself (and not on behalf of the Company), is hereby authorized to purchase property from, sell property to, or otherwise deal with any other Member, the Company or any of its Affiliates; provided, however, that neither the Company nor any of its Subsidiaries will enter into a Material Affiliate Transaction unless (i) such Material Affiliate Transaction has been approved by the vote of a majority of the Directors whose designating Member (or Affiliates thereof) does not have a material financial interest in such Material Affiliate Transaction that is different from such Member’s interest as a Member or (ii) such transaction is on arm’s-length terms (it being understood that a Material Affiliate Transaction shall be conclusively determined to be on arm’s-length terms if the Company receives from an unaffiliated investment banking, valuation or financial advisory firm of nationally-recognized standing in the United States or Canada an opinion to the effect that such Material Affiliate Transaction is fair, from a financial point of view, to the Company or the applicable Subsidiary of the Company).

(d) Container Investments by GC Industrial. Notwithstanding the foregoing, in the event that, prior to June 30, 2013, the GC Industrial Member terminates the Investment Commitment Period pursuant to Section 4.05 or dissolves the Company pursuant to Section 10.01(a)(i) or Section 10.01(a)(ii), GC Industrial agrees for itself and its Subsidiaries that, prior to June 30, 2013, (i) neither it nor its Subsidiaries will make any investments in any Vessel (excluding any investment in any Entity that, at the time of such investment, owns an interest in both Vessels and other maritime vessels and assets and/or other properties; provided that at the time of the investment in the Entity in question (A) Vessels comprise less than thirty percent (30%) of the consolidated total assets of such Entity and (B) there is no current intention by GC Industrial or its Subsidiaries to separately dispose of substantially all of the non-Vessel assets of such Entity) and (ii) it will not permit the members of GC Industrial (other than the Tiger Member) or their Subsidiaries to make any joint investment in any Vessel with the Tiger Member or any of its Subsidiaries (excluding any investment in any Entity that, at the time of such investment, owns an interest in both Vessels and other maritime vessels and assets and/or other properties; provided that at the time of the investment in the Entity in question (A) Vessels comprise less than thirty percent (30%) of the consolidated total assets of such Entity and (B) there is no current intention by GC Industrial or its Subsidiaries to separately dispose of substantially all of the non-Vessel assets of such Entity). The provisions of this Section 6.07(d) shall survive dissolution of the Company for the period provided by this Section 6.07(d).

(e) No Solicitation. Until the later of (i) the termination or expiration of the Investment Commitment Period and (ii) June 30, 2013, (A) GC Industrial and the Company will not, and will not permit any of their respective Subsidiaries to, knowingly solicit for employment with the Company, GC Industrial or any of their respective Subsidiaries any then-current senior management employee of Seaspan or SMSL (excluding, for avoidance of doubt, Gerry Wang and Graham Porter) and (B) the Seaspan Member and the Washington Member will not, and will not permit any of their respective Subsidiaries to, knowingly solicit for employment with the Seaspan Member, the Washington Member or any of their respective Subsidiaries any then-current senior management employee of the Company, GC Industrial or any of their respective Subsidiaries (excluding, for avoidance of doubt, Gerry Wang and Graham Porter); provided, however, that the foregoing clauses (i) and (ii) shall not prohibit any general solicitation of employees (including through the use of newspapers, trade journals, the internet, other media, employment agencies or search firms) not specifically directed at any such Person described in clause (i) or clause (ii) above. The provisions of this Section 6.07(e) shall survive dissolution of the Company for the period provided by this Section 6.07(e).

(f) Acknowledgment of Certain Duties. Each of the Members acknowledges that Gerry Wang and Graham Porter owe existing fiduciary duties to Seaspan Corporation and SSML, which they shall be entitled to fulfill regardless of this Agreement.

6.08 Contractual Authority.

Except as set forth in Section 6.04(a), only those officers of the Company and/or any other individuals associated with the Company who have been given authority by the Board to do so may execute on behalf of the Company any contract, note, mortgage, evidence of indebtedness, certificate, statement, conveyance, or other instrument in writing, or any assignment or endorsement thereof. Any Person dealing with the Company or the Board may, subject to the second sentence of Section 6.01(a), rely upon a certificate signed by any member of the Board as to (a) the identity of the members of the Board or any Member of the Company or (b) the Persons who are authorized to execute and deliver any instrument or document for or on behalf of the Company.

6.09 Subsidiary Governance Documents.

The Company will not cause or permit any governance document of any Subsidiary of the Company to contain any material term or condition that is inconsistent with the terms and conditions of this Agreement.

ARTICLE VII.

INFORMATION RIGHTS; CONFIDENTIALITY

7.01 Information Rights.

(a) So long as any Member owns any Interests, the Company (i) will deliver to such Member, upon such Member’s written request, any information that such Member is entitled to receive pursuant to Section 22 of the Act and (ii) shall:

(A) use commercially reasonable efforts to provide to each Member within one hundred and twenty (120) days of the end of each full fiscal year of the Company, annual audited financial statements of the Company with respect to such fiscal year, in the form approved by the Board and prepared in accordance with U.S. generally accepted accounting principles, consistently applied;

(B) use commercially reasonable efforts to provide to each Member within sixty (60) days of the end of each full fiscal quarter of the Company, unaudited quarterly financial statements of the Company with respect to such fiscal quarter;

(C) provide to each Member within thirty (30) days of approval by the Board or the Transaction Committee, any annual operating or capital expenditure budget prepared by the Company and approved by the Board or the Transaction Committee; and

(D) provide to each Member within ninety (90) days following the end of each calendar year (or as promptly as reasonably practicable thereafter), information of a nature reported on Schedule K-1 to IRS Form 1065 with respect to such Member’s Interest.

(b) The Company will determine within 75 days of the end of each taxable year (or as soon as practicable thereafter) whether any of its Subsidiaries is, or is reasonably likely to be, a “passive foreign investment company” within the meaning of Section 1297 of the Code (a “PFIC”) for such taxable year. If it is determined that any of its Subsidiaries is, or is reasonably likely to be, a PFIC for a taxable year, the Company will (i) provide each Member with a notice to such effect within 75 days after the end of such taxable year (or as soon as practicable thereafter), (ii) comply with the information and other reporting requirements set forth in Subtitle A, Chapter 1 subchapter P, Part VI of the Code and the Treasury Regulations promulgated thereunder and (iii) within 90 days after the end of such taxable year (or as soon as practicable thereafter), provide each Member with information sufficient to allow each Member (or any of their direct or indirect beneficial owners) to timely make an election to elect to treat such Subsidiary as a “qualified electing fund” (within the meaning of section 1295 of the Code) for U.S. federal income tax purposes or to timely file a “protective statement” pursuant to Treasury Regulation Section 1.1295-3.

7.02 Confidentiality.

Except as may be required by Applicable Law, (a) none of the Company, the Members or their respective Directors will make any disclosure to any third party concerning this Agreement without the consent of the Company, (b) none of the Company, the Members or their respective Directors will make any disclosure to any third party of any proprietary, confidential or other non-public information or trade secrets of the Company or any of its Subsidiaries (the

“Confidential Information”) without the prior approval of the Transaction Committee and (c) none of the Company, the Members or their respective Directors will make any disclosure to any third party of any non-public information concerning another Member or such Member’s Affiliates without the consent of such Member; provided, however, that nothing in this Agreement will restrict any Member (or any Person referred to in clause (v) of this sentence) from disclosing information (i) that is already publicly available through no breach by such Member (or any Person referred to in clause (v) of this sentence), (ii) that was or becomes known to the disclosing party other than as a result of disclosure by or on behalf of the Company or any of its Subsidiaries or a party subject to contractual, fiduciary or other disclosure obligations with respect to such Confidential Information or is independently developed by the disclosing party without reference to such information, (iii) to the extent required by applicable law or rule or regulation of any Governmental Authority, (iv) in response to any summons or subpoena or discovery or similar request by or before any court, arbitrator or Governmental Authority or pursuant to a request by a regulatory authority having jurisdiction over the business of the disclosing party, provided that with respect to any disclosure pursuant to this clause (iv) such Member or other disclosing party will use reasonable best efforts to notify the Company and the other Members in advance of such disclosure so as to permit the Company and the other Members to seek a protective order or otherwise contest such disclosure, and such Member will use reasonable best efforts to cooperate, at the expense of the Company, with the Company and the other Members in pursuing such protective order, and (v) to such Member’s (or its Affiliate’s or, in the case of the Washington Member, related Entities’ covered by subclause (v)(B) of the definition of Permitted Transfer) officers, managers, members, investors, employees, partners, auditors, insurance broker or underwriters, counsel or other representatives, so long as such Persons are informed of the confidential nature of such Confidential Information and the terms of this Section 7.02 or are subject to an equivalent confidentiality obligation to such Member. Such Member shall be liable to the Company and the other Members for any disclosure by any Person referred to in clause (v) of the preceding sentence in violation of this Section 7.02. Notwithstanding anything in this Section 7.02 to the contrary, the GC Industrial Member and its members may utilize Confidential Information relating to their respective investment results, track record and experience for the purpose of forming or soliciting funding for any investment fund.

ARTICLE VIII.

BOOKS AND RECORDS; BANK ACCOUNTS

8.01 Maintenance of Books and Records.

At all times during the continuance of the Company, the Company will maintain or cause to be maintained books of account necessary to enable the Company to prepare financial statements in accordance with U.S. generally accepted accounting principles, consistently applied. In addition, the Company will keep all records as required to be kept pursuant to the Act. The books of account for the Company and other records of the Company will be located at the principal office of the Company or such other place as the Board may deem appropriate, and will be maintained on an accrual basis in accordance with the terms of this Agreement, except that the Capital Accounts of the Members will be maintained in accordance with Section 4.02.

8.02 Reports.

The Company will cause to be prepared or delivered such reports as the Board or the Transaction Committee may reasonably require. The Company will cause to be filed, in accordance with the Act, all reports and documents required to be filed with any governmental agency. In each case, the Company will bear the costs of such preparing and filing such reports.

8.03 Bank Accounts.

The Board will cause the Company to establish and maintain one or more separate bank and investment accounts for Company funds in the Company name with such financial institutions and firms as the Board may select and designate signatories thereon. The Board may not commingle the Company’s funds with other funds of any other Person.

ARTICLE IX.

INSURANCE; POWER OF ATTORNEY

9.01 Insurance.

The Company may purchase and maintain insurance on behalf of such Persons as the Board may determine against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Company’s activities, regardless of whether the Company would have the obligation to indemnify such Person against such liability under the provisions of this Agreement. The Company will purchase such insurance on terms the Board concludes are reasonable.

9.02 Power of Attorney.

Each Member having the right to appoint a Director under Section 6.01 hereby constitutes and appoints each Director appointed by such Member, with full power of substitution, as such Member’s true and lawful agent and attorney-in-fact, in each case with full power and authority in its name, place and stead, to execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (i) all instruments which the Board deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms, (ii) all conveyances and other instruments or documents which the Board deems appropriate or necessary to reflect a conversion of the Company from a limited liability company to a corporation pursuant to this Agreement, (iii) all conveyances and other instruments or documents which the Board deems appropriate or necessary to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement, including a certificate of cancellation, and (iv) all instruments relating to the admission, withdrawal or substitution of any Member. The foregoing power of attorney is irrevocable and coupled with an interest, and will survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any Member and the transfer of all or any portion of his or its Interest and will extend to such Member’s heirs, successors, assigns and personal representatives.

ARTICLE X.

DISSOLUTION, LIQUIDATION AND TERMINATION

10.01 Dissolution.

(a) The Company will dissolve and its affairs will be wound up upon the first to occur of any of the following (each, a “Liquidation Event”):

(i) the date that is 18 months from the Effective Date if no Investment has been made and no binding agreement to make an Investment has been entered into by any Company Group Member as of such date, unless otherwise determined by the Transaction Committee;

(ii) the approval of the Board and the Transaction Committee; provided, that the approval of the Transaction Committee need not be obtained if such Liquidation Event is effected in connection with a Company Sale or an IPO Reorganization (subject to the first sentence of Section 11.04(a));

(iii) the first date on which (A) the Company and its Subsidiaries no longer own any Investments and (B) the Company cannot call capital from the Members (including as a result of termination of the Investment Commitment Period pursuant to Section 4.05); or

(iv) the occurrence of any other event causing dissolution of the Company under the Act.

The death, retirement, withdrawal, bankruptcy, insolvency, expulsion or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member of the Company will not in and of itself cause a dissolution of the Company.

(b) Upon an occurrence of any Liquidation Event set forth in Section 10.01(a), the Investment Commitment Period shall automatically terminate and the Members’ obligations to fund new Investments shall be suspended with immediate effect. The Members shall use reasonable best efforts to wind up the affairs of the Company within 12 months in accordance with Section 10.02. In addition, if requested by the GC Industrial Member, the Tiger Member shall cause Gerry Wang and Graham Porter to provide reasonable assistance to dissolve and wind-up the business and affairs the Company for a period of 12 months following such termination.

10.02 Liquidation and Termination.

(a) On dissolution of the Company, the Board will act as liquidator or may appoint one or more other Persons as liquidator(s). The liquidator will proceed diligently to wind up the affairs of the Company and make final distributions as provided herein. The costs of liquidation will be borne by the Company. Until final distribution, the liquidator will continue to operate the Company properties with all of the power and authority of the Board. The liquidator will wind up the affairs of the Company, dispose of the assets of the Company as it deems necessary or appropriate, and will pay and distribute the assets of the Company (including the proceeds of any such dispositions) as follows:

(i) First, the liquidator will pay all of the debts and liabilities of the Company (including all expenses incurred in liquidation and any advances described in this Section 10.02) or otherwise make adequate provision therefor (including the establishment of a cash escrow fund for contingent, conditional or unmatured liabilities in such amount and for such term as the liquidator may reasonably determine); and

(ii) Thereafter, the liquidator will distribute all Company property among the Members in accordance with Section 5.03(a). All distributions made pursuant to this Section 10.02(a)(ii) will be made by the end of the taxable year in which the dissolution of the Company occurs (or, if later, within 90 days after the date of such liquidation).

(b) In the event the liquidator distributes any assets of the Company, other than cash, pursuant to Section 10.02(a), the fair market value of such assets will be determined by the Board in good faith and the Capital Accounts of the Members will be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Members if there were a taxable disposition of that property for the fair market value of that property on the date of distribution.

10.03 Cancellation of Filing.

Upon completion of the winding up of the affairs of the Company as provided herein, the Board (or such other Person or Persons as may be required) will cause the cancellation of the Certificate of Formation and will execute, file and record such other certificates, instruments and documents as it will deem necessary or appropriate to terminate the Company.

ARTICLE XI.

TRANSFERS OF INTERESTS

11.01 Transfers of Interests.

(a) General. No Member may Transfer any Interests except in accordance with this Section 11.01 and Sections 11.02 and 11.03. Any attempted Transfer other than in accordance with the foregoing sentence will be void and will not be recognized by the Company. A transferee will become a substituted Member automatically upon a Transfer that complies with this Section 11.01 and, as applicable, Sections 11.02 and 11.03. Except as provided in Section 11.02(g), (i) a Change of Control of any Washington Member by way of a merger, reorganization or other business combination transaction will be deemed a Transfer of the Interests held by such Member unless the Person acquiring Control in such transaction is a transferee of the Washington Member permitted by the definition of a “Permitted Transfer” and (ii) no direct or indirect Transfer of equity or ownership interests in any Member shall constitute a Transfer of Interests.

(b) Conditions to Transfer. Notwithstanding any other provision of this Agreement, no Transfer of Interests (other than (x) any Transfer that entitles the transferring Member to exercise the Drag-Along Right pursuant to Section 11.03, (y) a Transfer effected as part of a Company Sale effected pursuant to Section 11.03, or (z) a Transfer effected as a part of an IPO Reorganization) may be effected by any Member unless: (i) such Transfer (other than a Permitted Transfer) is approved by the Board in its sole discretion, (ii) such Transfer is in compliance with the Securities Act and all applicable state securities laws of the securities laws of any other applicable jurisdiction, and, if requested by the Board, such Transferring Member has delivered an opinion of such Member’s counsel to the Company, in form and substance reasonably satisfactory to the Board, to the effect that such Transfer is either exempt from the requirements of the Securities Act and the applicable securities laws of any other applicable jurisdiction or that such Transfer has been effected in compliance with such registration requirements, (iii) if such Transfer is effected prior to an IPO Reorganization, such Transfer would not cause the Company to be treated as an association or “publicly traded partnership” taxable as a corporation and (iv) any Person receiving a Transfer of any Interests in accordance with the terms set forth herein agrees to be bound by the terms of this Agreement by executing and delivering a counterpart signature page to this Agreement.

11.02 Tag-Along Right.

(a) In the event that any Member or group of Members (the “Selling Members”) propose to Transfer to any Person that, prior to such Transfer, is not an Affiliate of such Member (a “Third-Party Purchaser”) any Interests held by such Member (other than any Permitted Transfer) in one transaction or a series of related transactions (a “Proposed Third-Party Sale”), each other Member (each, a “Tag-Along Member”) will have a right (a “Tag-Along Right”) to sell such Tag-Along Member’s pro rata share of the Interests to be Transferred by the Selling Members in such Proposed Third-Party Sale (the “Offered Interests”), which pro rata share of each Tag-Along Member will be deemed to equal (x) the portion of the aggregate purchase price to be paid by the Third-Party Purchaser to all Selling Members and Tag-Along Members in connection with such Proposed Third-Party Sale that would have been received by such Tag-Along Member if such aggregate purchase price were paid to the Company on the date of the applicable Sale Notice and distributed by the Company to the Members pursuant to Section 5.03 of this Agreement on such date, divided by (y) the aggregate purchase price to be paid by the Third-Party Purchaser to all Selling Members and Tag-Along Members in connection with such Proposed Third-Party Sale. To the extent that one or more Tag-Along Members exercises their Tag-Along Rights in accordance with the terms and conditions set forth below, the Interests that the Selling Members may sell in the Proposed Third-Party Sale shall be correspondingly reduced.

(b) The aggregate purchase price payable for the Interests in connection with such Proposed Third-Party Sale will be allocated among the Selling Members and the participating Tag-Along Members as if the proceeds of such sale were being distributed to such Members in accordance with Section 5.03(a).

(c) In the event the Selling Members propose to make a Transfer giving rise to a Tag-Along Right, the Selling Members will notify each Tag-Along Member (such notice, a “Sale Notice”) at least 15 days prior to the date of such Transfer. Each Sale Notice will set forth (i) a description of the Interests to be Transferred pursuant to such Proposed Third-Party

Sale, (ii) the identity of the Third-Party Purchaser and (iii) the proposed amount and form of consideration and the other terms and conditions of such Proposed Third-Party Sale being offered by the Third-Party Purchaser and, if any portion of the consideration to be paid is other than cash, all information in the Selling Member’s possession regarding such non-cash consideration (collectively, the “Third-Party Terms”).

(d) A Tag-Along Right may be exercised by a Tag-Along Member by delivery of a written notice to the Selling Members (the “Tag-Along Notice”) within 15 days following receipt of the Sale Notice from the Selling Members. The Tag-Along Notice will state the Interests held by the Tag-Along Member that such Tag-Along Member proposes to include in such Proposed Third-Party Sale and include an offer to sell such Interests held by the Tag-Along Member on the same terms and conditions as specified in the Sale Notice. In the event that one or more Tag-Along Members delivers a Tag-Along Notice within such 15-day period following receipt of the Sale Notice, then the Selling Members will be prohibited from selling any of the Offered Interests to the proposed Third-Party Purchaser in the Proposed Third-Party Sale unless the Selling Members procure that the Third-Party Purchaser purchases the applicable Interests held by the participating Tag-Along Member(s) on the Third-Party Terms. In the event that no Tag-Along Member delivers a Tag-Along Notice within such 15-day period following receipt of the Sale Notice or the participating Tag-Along Members fail to consummate the sale of Interests of such Tag-Along Members in accordance with the terms and conditions of the Sale Notice, the Selling Members will thereafter have the right to sell (not later than 180 days following the expiration of the 15-day period described above) all (but not less than all) of the Offered Interests to a Third-Party Purchaser for a purchase price and on other terms and conditions that, on the whole, are no more favorable to the Selling Members than the Third-Party Terms specified in the Sale Notice without again complying with this Section 11.02.

(e) In connection with the exercise of any Tag-Along Right, each participating Tag-Along Member will execute such documents, and make such representations, warranties, covenants and indemnities, as are executed or made by the Selling Members; provided, however, that (i) any indemnification obligation of the Members in connection with such Proposed Third-Party Sale for which recourse is not limited to recovery of purchase price paid into escrow will be several (rather than joint) and pro rata as among the Selling Members and the participating Tag-Along Members in accordance with the relative amount of the aggregate consideration received by such Selling Members and participating Tag-Along Members in connection with such Proposed Third-Party Sale, other than with respect to representations made by a Member concerning such Member or the ownership or title of the Interests, the authority or capacity of such Member or due, execution, delivery and enforceability of, or conflict of any transaction with, any agreement to which such Member is a party and any covenants of such Member and (ii) no Seaspan Member, Washington Member or Tiger Member shall be required to enter into any covenant or agreement not to compete with any Person in order to exercise its Tag-Along Right in connection with any Proposed Third-Party Sale. All reasonable fees and expenses incurred by the Selling Members (including in respect of financial advisors, accountants and counsel to the Selling Members) in connection with a Proposed Third-Party Sale will be shared by the Selling Members and the participating Tag-Along Members pro rata in accordance with the consideration received by such Selling Members and participating Tag-Along Members.

(f) The provisions of this Section 11.02 will not apply to Transfers of Interests in connection with, or following the consummation of, an IPO Reorganization or an Initial Public Offering.

(g) The GC Industrial Member will not permit any member of GC Industrial to effect a Transfer of the indirect economic interest of such member of GC Industrial in the Company by Transferring any membership interest in GC Industrial to a Third-Party Purchaser (other than (i) a Transfer that would constitute a Permitted Transfer if the transferring member of GC Industrial were a Member and were Transferring Interests to such Third–Party Purchaser or (ii) any such Transfer in connection with or following an Initial Public Offering, an IPO Reorganization or an initial public offering of any equity securities of GC Industrial or any of its Subsidiaries (or any reorganization of GC Industrial or any of its Subsidiaries that is comparable to an IPO Reorganization)) unless the GC Industrial Member permits the Seaspan Member and the Washington Member to Transfer Interests in connection with such Transfer, on a pro rata basis, in a manner that provides to the Seaspan Member and the Washington Member the economic benefit of the Tag-Along Right provided for in this Section 11.02 with respect to such Transfer of indirect interests in the Company.

11.03 Drag-Along Right.

(a) In the event that the GC Industrial Member proposes to Transfer to one or more Third-Party Purchasers, in a single transaction or a series of related transactions, Interests representing at least a majority of all the Interests (determined on the basis of Percentage Interests), the GC Industrial Member will have the right (the “Drag-Along Right”), in its sole discretion, to require each other Member (a “Drag-Along Member”) to Transfer to the Third-Party Purchaser in such transaction or transactions (a “Drag-Along Transaction”) such portion of the Interests held by such Drag-Along Member (in each case, the “Drag-Along Interests”) equal to the percentage derived by dividing (x) the Percentage Interests of the GC Industrial Member being Transferred in such Drag-Along Transaction, divided by (y) the aggregate Percentage Interests then held by the GC Industrial Member, on the terms set forth in this Section 11.03; provided, that the Transfer of Interests held by any Drag-Along Member in connection with such Drag-Along Transaction shall be on terms no less favorable than those offered to the GC Industrial Member; provided further that, if (i) consideration received by the Members in connection with such Transfer includes equity securities of any Entity and (ii) following such Transfer, the Members, as a group, are entitled to designate one, but not more than one, member of the board of directors (or similar governing body) of such Entity, the granting to the GC Industrial Member of the right to designate or elect such member of the board of directors (or similar governing body of such Entity) shall not, in and of itself, be deemed to cause the Transfer of the Interests of any Drag Along Member to be on terms less favorable than those offered to the GC Industrial Member.

(b) The aggregate cash purchase price or other consideration payable for all of the Interests being Transferred, converted or exchanged in a Drag-Along Transaction will be allocated among all Members Transferring Interests as if the proceeds of such sale were being distributed to such Members in accordance with Section 5.03(a).

(c) In connection with any Drag-Along Transaction, each Member will execute such documents, and make such representations, warranties, covenants and indemnities, as are executed or made by the GC Industrial Members; provided, however, that (i) any indemnification obligation of the Members in connection with such Drag-Along Transaction for which recourse is not limited to recovery of any portion of the purchase price paid into escrow will be several (rather than joint) and pro rata as among the Members in accordance with the relative amount of the aggregate consideration to be received by the Members, other than with respect to covenants of, or representations made by, a Member concerning such Member or such Member's ownership or title of any Transferred Interests, the authority or capacity of such Member or due execution, delivery and enforceability of, or conflict of any transaction with, any agreement to which such Member is a party and any covenants of such Member and (ii) no Seaspan Member, Washington Member or Tiger Member shall be required to enter into any covenant or agreement not to compete with any Person in connection with any Drag-Along Transaction. All reasonable fees and expenses incurred by the GC Industrial Member (including in respect of financial advisors, accountants and counsel to the GC Industrial Member) and by the Transferring Members in connection with a Drag-Along Transaction will be shared by the Transferring Members pro rata in accordance with the consideration received by such Members.

(d) The Drag-Along Right may be exercised by the GC Industrial Member at any time by giving written notice (the “Drag-Along Notice”) to each other Member at least 45 days prior to the date on which the GC Industrial Member expects to consummate the Drag-Along Transaction. In the event that the terms or conditions set forth in the Drag-Along Notice are thereafter amended in any respect, the GC Industrial Member will give prompt (and in any event within five (5) Business Days of such amendment) written notice (an “Amended Drag-Along Notice”) of the amended terms and conditions of the proposed Transfer to each other Member. Each Drag-Along Notice and Amended Drag-Along Notice will set forth (i) the name and address of the proposed drag-along transferee or transferees, (ii) the proposed amount and form of consideration (including the material terms and conditions of any non-cash consideration) offered by the drag-along transferee or transferees, and (iii) all other material terms of the proposed transaction, including the expected closing date of the transaction.

(e) Without limiting the foregoing, each Member agrees that, in the event that any Company Sale has been approved by the GC Industrial Member, each Member will consent and raise no objection to, and take all actions reasonably requested by the GC Industrial Member or the Board in connection with, such Company Sale (including, if such Company Sale is structured as a merger or consolidation, waiving any applicable dissenters’ rights, appraisal rights or similar rights in connection with such merger or consolidation); provided, that the Transfer of the Interests held by the Members (other than the GC Industrial Member) in connection with such Company Sale shall on the same terms and conditions offered to the GC Industrial Member; provided that, if (i) consideration received by the Members in connection with such Company Sale includes equity securities of any Entity and (ii) following such Company Sale, the Members, as a group, are entitled to designate one, but not more than one, member of the board of directors (or similar governing body) of such Entity, the granting to the GC Industrial Member of the right to designate or elect such member of the board of directors (or similar governing body of such Entity) shall not, in and of itself, be deemed to cause the Transfer of the Interests of the Members (other than the GC Industrial

Member) in connection with such Company Sale to be on terms less favorable than those offered to the GC Industrial Member.

(f) In connection with any Company Sale, each Member will execute such documents, and make such representations, warranties, covenants and indemnities, as are executed or made by the GC Industrial Member; provided, however, that (i) any indemnification obligation of the Members in connection with such Company Sale for which recourse is not limited to recovery of purchase price paid into escrow will be several (rather than joint) and pro rata as among the Members in accordance with the relative amount of the aggregate consideration received by the Members in connection with such Company Sale, other than with respect to representations made by a Member concerning such Member or such Member’s ownership or title of the Interests, the authority or capacity of such Member or due, execution, delivery and enforceability of, or conflict of any transaction with, any agreement to which such Member is a party and any covenants of such Member and (ii) no Seaspan Member, Washington Member or Tiger Member shall be required to enter into any covenant or agreement not to compete with any Person in connection with any Company Sale. All reasonable fees and expenses incurred by the Company and the GC Industrial Member (including in respect of financial advisors, accountants and counsel to the Company and/or the GC Industrial Member) and by the other Members in connection with a Company Sale will be shared by the Members pro rata in accordance with the consideration received by such Members.

(g) Notwithstanding the foregoing, this Section 11.03 shall not apply if the GC Industrial Member is a Defaulting Member and has not cured the default in question.

11.04 IPO Reorganization; Registration Rights.

(a) Conversion. The Members will take all actions reasonably requested by the Board in connection with an Initial Public Offering to effect a reorganization (an “IPO Reorganization”) of the Company into a corporation or other Entity (such corporation or other Entity being referred to as the “Successor Entity”) and causing all of the Interests to be transferred, exchanged or converted (free and clear of all liens, encumbrances, restrictions and adverse claims (other than those created by this Agreement)), as determined by the Board, into securities of the same class as the Publicly Offered Securities; provided, however, that (A) in the event of any such IPO Reorganization, each Member’s Interests will be transferred for, or exchanged or converted into, that number of shares of common stock having a value (based on the price to the public in the Initial Public Offering) equal to the amount that such Member would be deemed to have received if the Company (or a successor thereto) had been liquidated following the sale of 100% of its assets (and assumption of 100% of its liabilities) for consideration in an amount equal to the Company’s value implied by the per share price to the public of the Initial Public Offering and such consideration was distributed under Section 10.02(a), (B) any such IPO Reorganization shall be effective on, and conditioned upon the occurrence of, such Initial Public Offering and (C) the Company will not effect an IPO Reorganization without the approval of the Transaction Committee, unless the rights and obligations of the Tiger Member in the Successor Entity immediately following the IPO

Reorganization are, in all material respects, the same as the rights and obligations of the Tiger Member in the Company prior to consummation of the IPO Reorganization. In connection with an IPO Reorganization, the parties hereto shall, and shall cause the Successor Entity to, enter into a stockholders, partnership or similar agreement providing the Members who became stockholders, partners or other holders of equity interests of the Successor Entity in connection with such IPO Reorganization with rights with respect to their investment in the Successor Entity that are equivalent to the rights of such Members under Article VI and Article XI hereof and subjecting such Members to obligations with respect to their investment in the Successor Entity that are equivalent to the obligations of the Members under Article VI and Article XI hereof. For the purpose of this Section 11.04, in the event of an IPO Reorganization, after the occurrence of such IPO Reorganization, respectively, all references to the Company in this Section 11.04 will be deemed to refer to the Successor Entity.

(b) Terms and Conditions. Subject to Section 11.04(a), the terms of the Initial Public Offering and of the Publicly Offered Securities will be determined by the Board. In connection with any IPO Reorganization effected pursuant to Section 11.04(a) that, when considered together with the Initial Public Offering, will result in the Company being classified as a corporation for U.S. Federal income tax purposes, the Company will consult with the Tiger Member, the GC Industrial Member and Seaspan Corporation concerning the structuring of such transaction and the parties will cooperate and use their respective reasonable efforts to effect such transaction in as a tax efficient manner as practicable.

(c) Piggyback Registrations. If the Company at any time after the IPO Date proposes to register or is required to register any shares of equity securities issued by the issuer of the Registrable Securities under the Securities Act (including any registration requested pursuant to Section 11.04(d) hereof but excluding any registration statement on Form S-4 or S-8, or any successor or other forms promulgated for similar purposes, or any registration statement with respect to corporate reorganizations or other transactions under Rule 145 of the Securities Act or any successor rule promulgated for similar purposes), whether or not for sale for its own account, in a manner which would permit registration of Registrable Securities for sale to the public under the Securities Act or the comparable statute of any applicable jurisdiction, it will, at each such time, give prompt written notice to all Holders of Registrable Securities of its intention to do so, which notice will specify the number and type of securities to be registered, and, subject to Section 11.04(f), it will afford each such Holder an opportunity to include in such registration all or part of the Registrable Securities held by such Holder; provided, that any terms or rights offered to the GC Industrial Member in connection with the foregoing and not specifically addressed herein shall be offered to all Members (other than the GC Industrial Member) pari passu. Upon the written request of any such Holder made within 15 days after the receipt of any such notice (which request will specify the Registrable Securities intended to be disposed of by such Holder), the Company will, subject to Section 11.04(f), use its reasonable best efforts to effect the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register by the Holders to the extent required to permit the disposition of the Registrable Securities so to be registered; provided, however, that (A) if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Company will determine for any reason not to proceed with the proposed registration of the securities to be sold by it, the Company may, at its election, give written notice of such determination to each Holder of Registrable Securities and, thereupon, will be relieved of its obligation to register any Registrable Securities in connection with such registration, and (B) if such registration involves an underwritten offering, then all Holders of Registrable Securities requesting to be included in the Company’s registration must sell their Registrable Securities to the underwriters selected by the Company on the same terms and conditions as apply to the Company (including entering into an underwriting agreement in customary form with the underwriter or underwriters selected for such offering by the Company), as may be customary or appropriate in secondary offerings. If a registration requested pursuant to this Section 11.04(c) involves an underwritten public offering, any Holder of Registrable Securities requesting to be included in such registration may elect, in writing at least 10 days prior to the effective date of the registration statement filed in connection with such registration, not to register such securities in connection with such registration.

(d) Demand Registrations. At any time after 180 days after the IPO Date relating to the Initial Public Offering of the issuer of Registrable Securities, the GC Industrial Member or its designees will have the right to request registration of such Registrable Securities (which may, at such Holders’ request, be shelf registrations pursuant to Rule 415 promulgated under the Securities Act), which request or requests will specify the number of Registrable Securities intended to be Transferred and the Holders thereof and the intended method of distribution of such Registrable Securities; provided, however, that Holders may not request registration of Registrable Securities having an aggregate gross offering price (not taking into account underwriters discounts and commissions) of less than $25 million. Upon receipt of such request, the Company will use its reasonable best efforts to promptly effect the registration under the Securities Act of the Registrable Securities so requested to be registered; provided, however, that the Company will not be required to prepare and file more than five registration statements which actually become or are declared effective by the SEC at the request of the GC Industrial Member. Notwithstanding the foregoing, the Company may delay the filing or effectiveness of any registration of Registrable Securities pursuant to this Section 11.04(d) for a period of not more than 180 days if at the time of such request (x) the Company is engaged, or has fixed plans to engage within 180 days following receipt of such request, in a firm commitment underwritten public offering of Registrable Securities in which the Holders of Registrable Securities have been or will be permitted to include all the Registrable Securities so requested to be registered pursuant to this Section 11.04(d) or (y) the Board reasonably determines that such registration and offering would interfere with any material transaction involving the Company; provided, however, that the Company will not use the right set forth in this clause (y) more than three times for an aggregate of 180 days in any 12-month period.

(e) Registration Expenses. The Company will pay all Registration Expenses incurred in connection with each registration of Registrable Securities pursuant to this Section 11.04. All discounts, commissions, or fees of underwriters, selling brokers, dealer managers or similar securities industry professionals relating to the distribution of the Registrable Securities applicable to Registrable Securities sold by Holders incurred in connection with each registration pursuant to this Section 11.04 will be borne by the Holders of the Registrable Securities so registered pro rata based on the number of securities so registered.

(f) Priority. If a registration pursuant to this Section 11.04 involves an underwritten offering and the managing underwriter determines in good faith that marketing factors require a limitation on the number of securities to be underwritten, then the Company will so advise all requesting Holders and the number of securities that may be included will be limited to the number of securities that, in the opinion of such underwriter, should be included and the securities to be included in the registration will be allocated first, in the case of any offering other than an offering requested pursuant to Section 11.04(d), to the Company, and second, to all requesting Holders pari passu on the basis of the relative number of Registrable Securities then held by each such Holder (provided that any securities thereby allocated to any such Holder that exceed such Holder’s request will be reallocated among the remaining requesting Holders in like manner).

(g) Lockup. If the Company effects any registration in connection with an underwritten public offering (including the Initial Public Offering) of its equity securities (whether pursuant to this Agreement or otherwise), each Holder of Registrable Securities will, if requested by the Company, enter into an agreement with the Company and the underwriter or underwriters of such offering (in form reasonably acceptable to the Company) pursuant to which such Holder will agree not to Transfer sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of, including any sale pursuant to Rule 144 under the Securities Act, any equity securities of the Company, or of any security convertible into or exchangeable or exercisable for any equity security of the Company (in each case, other than as part of such underwritten public offering), during (i) the 30-day period immediately prior to the effective date of such registration, (ii) during the 180-day period following the effective date of such registration in the case of an Initial Public Offering and (iii) during the 90-day period following the effective date of such registration in connection with any other such underwritten public offering. The Company may impose stop-transfer instructions with respect to the Registrable Securities subject to the foregoing restriction until the end of said 90-day or 180-day period.

(h) Certain Conditions. It will be a condition of each Holder’s rights hereunder to have Registrable Securities owned by it registered that:

(i) such Holder will reasonably cooperate with the Company by supplying information and executing documents relating to such Holder or the securities of the Company owned by such Holder in connection with such registration;

(ii) such Holder will enter into such undertakings and take such other actions relating to the conduct of the proposed offering which the Company or the underwriters may request as being necessary to ensure compliance with federal and state securities laws and the securities laws of any applicable jurisdiction and the rules or other requirements of the applicable exchange or otherwise to effectuate the offering; and

(iii) such Holder will execute and deliver an agreement, in customary form, to indemnify and hold harmless the Company and each underwriter (as defined in the Securities Act), and each Entity, if any, who controls such underwriter within the meaning of the Securities Act, against such losses, claims, damages or liabilities (including reimbursement for legal and other expenses) to which such underwriter or controlling Person or entity may become subject under the Securities Act or otherwise, in such manner as is customary for registrations of the type then proposed, but only with respect to information furnished by such Holder in writing and specifically for use in the registration statement or prospectus in connection with such registration (other than information given with respect to the Company in such Holder’s capacity as an officer, director or employee of the Company) and with respect to such Holder’s failure to deliver prospectuses as required under the Securities Act; provided that the aggregate liability of such Holder under such an agreement will not exceed the net proceeds received by such Holder in respect of Registrable Securities sold in such offering.

(i) Indemnification. In the event of any registration under the Securities Act of any Registrable Securities of Members pursuant to this Section 11.04, the Company will execute and deliver an agreement, in customary form, to indemnify and hold harmless each Holder disposing of such Registrable Securities and any underwriter in connection with such disposition against such losses, claims, damages or liabilities (including reimbursement for legal and other expenses) to which such Holder may become subject under the Securities Act or otherwise, in such manner as is customary in underwriting agreements for registrations of the type then proposed.

ARTICLE XII.

PREEMPTIVE RIGHTS

12.01 Preemptive Rights for New Securities.

(a) The Company hereby grants to each of the Members the right to increase its Commitment by investing in New Securities which the Company may, from time to time prior to the occurrence of an Initial Public Offering or a Company Sale, propose to issue and sell to the extent provided in this Section 12.01 and in accordance with the procedures set forth in Section 12.01(b).

(b) Prior to the issuance of any New Securities, the Company shall give each Member written notice (such notice, a “New Securities Notice”) of such proposed issuance, describing the amount of such New Securities intended to be issued and the terms and conditions upon which the Company proposes to issue the same. Each Member shall have ten (10) Business Days from the date of delivery of such New Securities Notice (such ten (10) Business Day period being referred to as the “Subscription Period”) to determine whether to purchase all or any portion of the Member’s pro rata share of such Interests (based on its Percentage Interest of the then outstanding Interests) upon the terms specified in such New Securities Notice by giving written notice (a “Subscription Notice”) to the Company and stating therein the quantity of New Securities to be purchased (which notice shall constitute such Member’s irrevocable agreement to purchase such New Securities on the terms set forth in the New Securities Notice on a closing date (the “Proposed Closing Date”) selected by the Company and set forth in a written notice from the Company provided to such Member at least five (5) Business Days prior to such Proposed Closing Date; provided that such Proposed Closing Date shall be within 120 days of the expiration of the Subscription Period). Notwithstanding the foregoing, neither the issuance of a New Securities Notice by the

Company nor the receipt by the Company of any Subscription Notice from one or more Members shall obligate the Company to issue any New Securities to any Member.

(c) Following the issuance of a New Securities Notice and expiration of the Subscription Period applicable to such New Securities Notice, the Company shall be permitted to issue and/or sell the New Securities identified in such New Securities Notice, solely to the extent not subscribed for by Members by timely delivery to the Company of a Subscription Notice, to any Person or Persons selected by the Company from time to time within 180 days of the expiration of such Subscription Period on terms determined by the Board in good faith to be not less advantageous to the Company than the terms set forth in such New Securities Notice.

(d) Notwithstanding any provision hereof to the contrary, the preemptive right provided by this Section 12.01 shall apply to the issuance of rights, options or warrants to purchase Interests and securities convertible into or exchangeable for Interests of the Company and not to the issuance of Interests of the Company upon exercise, conversion or exchange of such rights, options, warrants or convertible or exchangeable securities.

(e) This Section 12.01 shall terminate and no longer be of any force or effect upon consummation of any Initial Public Offering or any Company Sale.

ARTICLE XIII.

INVESTMENT REPRESENTATIONS

Except as otherwise set forth in Section 13.15, each Member hereby represents and warrants to the Company and each other Member as of the Effective Date as follows:

13.01 Organization; Authority.

Such Member is duly organized and validly existing in the jurisdiction of its formation, organization or incorporation, as applicable. Such Member has the requisite authority to enter into this Agreement and to perform its obligations hereunder.

13.02 Due Authorization; Binding Agreement.

The execution, delivery and performance of this Agreement by such Member have been duly and validly authorized by all necessary action of such Member. This Agreement has been duly executed and delivered by such Member, or an authorized representative of such Member, and constitutes a legal, valid and binding obligation of such Member, enforceable against the Member in accordance with the terms hereof.

13.03 Consents and Approvals; No Conflict.

No consent, waiver, approval or authorization of, or filing, registration or qualification with, or notice to, any Governmental Authority or any other Person is required to be made, obtained or given by such Member in connection with the execution, delivery and performance of this Agreement by such Member. The execution and delivery of this Agreement by such Member do not, and the performance by such Member of its obligations under this

Agreement will not, (a) conflict with any other contract, agreement or arrangement to which such Member is a party or by which it is or its assets are bound or (b) violate any provision of, or result in the breach of, any Applicable Law or the organizational documents of such Member.

13.04 No Litigation.

Neither such Member nor any of its Affiliates is a party to any litigation, arbitration, investigation or other judicial, arbitral or administrative proceeding, nor is such Member aware of any threatened litigation, arbitration, investigation or other judicial, arbitral or administrative proceeding involving such Member or its Affiliates, that would reasonably be expected to interfere with such Member’s ability to fulfill its obligations under this Agreement.

13.05 Preexisting Relationship or Experience.

By reason of its business or financial experience, or by reason of the business or financial experience of its general partner or its financial advisor who is unaffiliated with and who is not compensated, directly or indirectly, by the Company or any affiliate or selling agent of the Company, such Member is capable of evaluating the risks and merits of an investment in the Interests and of protecting its own interests in connection with this investment.

13.06 Investment Intent.

Such Member is acquiring the Interest for investment purposes for its own account only and not with a view to or for sale in connection with any distribution of all or any part of such Interest.

13.07 No Registration of Interests.

Such Member acknowledges that the Interests have not been registered under the Securities Act, under any applicable blue sky laws or under any other Applicable Law in reliance, in part, upon its representations, warranties, and agreements herein.

13.08 Restricted Securities.

Such Member understands that the Interests are “restricted securities” under the Securities Act in that such Interests will be acquired from the Company in a transaction not involving a public offering, and that the Interests may be resold without a registration under the Securities Act only in certain limited circumstances and that otherwise the Interests must be held indefinitely.

13.09 Investment Risk.

Such Member acknowledges that the Interests are speculative investments which involve a substantial degree of risk of loss of its entire investment in the Company, and it understands and takes full cognizance of the risks related to the purchase of such Interests.

13.10 Restrictions on Transferability.

Such Member acknowledges that there are substantial restrictions on the transferability of the Interests pursuant to this Agreement, that there is no public market for such Interests and that none is expected to develop, and that, accordingly, it may not be possible for it to liquidate its investment in the Company.

13.11 Information Reviewed.

Such Member has received and reviewed this Agreement and the other information provided by the Company it considers necessary or appropriate for deciding whether to invest in the Company.

13.12 No Advertising.

Such Member has not seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, article or any other form of advertising or general solicitation with respect to the sale of Interests.

13.13 Investor Qualification.

Such Member is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act and a “qualified purchaser” as such term is defined under the Investment Company Act. If such Member is an individual, such Member has (a) a net worth over $1 million (excluding the value of such Member’s primary residence), and/or (b) individual income in excess of $200,000 (or joint income with spouse in excess of $300,000) in each of the two most recent years and such Member reasonably expects to reach the same income level in the current year. If such Member is an Entity, such Member has total assets in excess of $5 million. Such Member is familiar with the criteria for status as an “accredited investor” and, in connection with the proposed investment in the Company, will notify the Board if it qualifies as an accredited investor under other criteria or is otherwise unable to make the foregoing representations.

13.14 Certain Regulatory Compliance Matters.

(a) Neither such Member, nor any of its Affiliates, officers, directors or employees, (i) appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), nor are they otherwise a party with which the Company is prohibited to deal under the laws of the United States, (ii) is a Person identified as a terrorist organization on any other relevant lists maintained by governmental authorities or (iii) unless otherwise disclosed in writing to the Board prior to its acquisition of the Interests, is a Public Official, or any immediate family member or close associate of a Public Official, as such terms are defined below. The monies used to fund the investment in the Interests by such Member are not derived from, invested for the benefit of, or related in any way to, (i) the government of any country designated by the U.S. Secretary of State as a country supporting international terrorism, (ii) property that is blocked under any laws, orders or regulations administered by OFAC (“OFAC Regulations”), or that would be blocked under OFAC Regulations if it were in the custody of a U.S. national,

(iii) Persons to whom U.S. nationals cannot lawfully export services, or with whom U.S. nationals cannot lawfully engage in transactions, under OFAC Regulations or (iv) the governments of any country that has been designated as a “non-cooperative country or territory” by the Financial Action Task Force on Money Laundering or a country or financial institution designated as a “primary money laundering concern” by the U.S. Secretary of the Treasury. In addition, such Member (x) has conducted thorough due diligence with respect to all of its beneficial owners, (y) has established the identities of all direct and indirect beneficial owners and the source of each of such beneficial owner’s funds and (z) will retain evidence of any such identities, any such source of funds and any such due diligence.

(b) Pursuant to anti-money laundering laws and regulations, the Board and/or any administrator acting on behalf of the Company may be required to collect documentation verifying such Member’s identity and the source of funds used to acquire an Interest before, and from time to time after, acquisition of the Interest by such Member. Such Member further represents that it does not know or have any reason to suspect that (i) the monies used to fund its investment in the Interests have been or will be derived from or related to any illegal activities, including, without limitation, money laundering activities, or (ii) the proceeds from its investment in the Interests will be used to finance any illegal activities.

(c) For purposes of this Agreement:

(i) “Governmental Authority” means (A) any non-U.S. national, federal, state, county, municipal, or local government or any Entity exercising executive, legislative, judicial, regulatory, military, taxing or administrative functions of or pertaining to government, (B) any public international organization, (C) any agency, division, bureau, department or other political subdivision of any government, entity or organization described in the foregoing clauses (A) or (B) of this definition, or (D) any company, business, enterprise or other Entity owned, in whole or in part, or Controlled by any government, entity, organization or other Person described in the foregoing clauses (A), (B) or (C) of this definition;

(ii) “Public Official” means (A) any official, officer, employee or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, whether elected or not and regardless of rank or title, (B) any non-U.S. political party or party official or candidate for political office or (C) any official, officer, employee or representative of any company, business, corporation, enterprise or other entity owned, in whole or in part, or controlled by any government, entity, organization or other Person described in the foregoing clauses (A) or (B) or that was formed by, or for the benefit of, a Public Official;

(iii) an “immediate family member” of a Public Official includes the Public Official’s parents, siblings, spouse, children and in-laws; and

(iv) a “close associate” of a Public Official is a person who is publicly known to maintain a close relationship with the Public Official, and includes any person who is in a position to conduct substantial U.S. or non-U.S. financial transactions on behalf of the Public Official.

13.15 No Undisclosed Agreements.

(a) The Tiger Member hereby represents to the GC Industrial Member, the Seaspan Member and the Washington Member that, as of the date hereof, except as previously disclosed in writing prior to the date hereof, there are no agreements or understandings, written or oral, between the Tiger Member, any Affiliates of the Tiger Member, Gerry Wang or Graham Porter, on the one hand, and the Washington Member, the Seaspan Member, SMSL or any of their respective Affiliates, on the other hand, pursuant to which the Tiger Member, any Affiliate of the Tiger Member, Gerry Wang or Graham Porter receive any material benefit or are subject to any material obligation.

(b) The Washington Member hereby represents to the GC Industrial Member and the Seaspan Member that, as of the date hereof, except as previously disclosed in writing prior to the date hereof, there are no material agreements or understandings between the Tiger Member, any Affiliates of the Tiger Member, Gerry Wang or Graham Porter, on the one hand, and the Washington Member or its Affiliates, on the other hand, pursuant to which the Tiger Member, any Affiliate of the Tiger Member, Gerry Wang or Graham Porter receive any material benefit or are subject to any material obligation.

(c) The Seaspan Member hereby represents to the GC Industrial Member and the Washington Member that, as of the date hereof, except as previously disclosed in writing prior to the date hereof, there are no material agreements or understandings between the Tiger Member, any Affiliates of the Tiger Member, Gerry Wang or Graham Porter, on the one hand, and the Seaspan Member or its Affiliates (including, for the avoidance of doubt, Seaspan Corporation), on the other hand, pursuant to which the Tiger Member, any Affiliate of the Tiger Member, Gerry Wang or Graham Porter receive any material benefit or are subject to any material obligation.

ARTICLE XIV.

GENERAL PROVISIONS

14.01 Notices.

All notices and other communications provided for or permitted hereunder will be deemed to have been duly given and received when delivered in writing by overnight courier or hand delivery, or when sent by telecopy (receipt confirmed), to the Members at the addresses set forth on Exhibit A (or at such other address for any Member as specified by like notices to the Company and each other Member).

14.02 Entire Agreement.

This Agreement (including the exhibits hereto) constitutes the entire agreement and understanding among the Members with respect to the Company and supersedes any prior or contemporaneous understandings and/or written or oral agreements among them respecting the Company.

14.03 Amendment.

This Agreement (including the exhibits hereto) may be amended or modified from time to time only by a written instrument that is approved in writing by the Members holding a majority of the Percentage Interests; provided, however, that in no event shall this Agreement be amended, supplemented, or otherwise modified (a) to require any Member to make any additional Capital Contribution or increase such Member’s Commitment to the Company without that Member’s prior written consent, (b) in a manner that would adversely affect a Member’s rights or increase a Member’s obligations without such Member’s prior written consent (it being understood that the increase in any Member’s Commitments (with such Member’s consent) shall not be deemed to adversely affect any other Member’s rights or increase the obligations of any other Member), (c) in a manner that affects the rights and/or obligations of any Member under the last sentence of Section 2.04(a), the entirety of Section 2.04(c), Section 2.09, Section 3.02, Section 5.03, Sections 6.01 through 6.04, Section 6.07, Section 11.02, Section 11.03, Section 12.01 or this Section 14.03 or modifies the definition of the Investment Commitment Period or any other defined term used in the identified sections of this sentence without the consent of such Member or (d) adversely affects the rights of any Member under Section 5.01, Section 5.02, Section 5.05 or Section 11.04(c). Notwithstanding anything herein to the contrary, a Company Sale to an unaffiliated third party shall not be deemed an amendment requiring the consent of any Members other than the Members holding a majority of the Percentage Interests. The Company will deliver to each Member a copy of any amendment to this Agreement.

14.04 Effect of Waiver or Consent.

A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations hereunder will not constitute a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person hereunder. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long such failure continues, will not constitute a waiver by that Person of its rights with respect to that default until the applicable limitations period has expired.

14.05 Binding Effect.

This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective legal representatives, heirs, legatees, successors, and permitted assigns and any other permitted transferee of the Interests and will also apply to any Interests acquired by Members after the date hereof. Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the Members and their respective successors and permitted assigns, any rights or remedies under this Agreement or otherwise create any third party beneficiary hereto.

14.06 Governing Law.

This Agreement is governed by and will be construed in accordance with the laws of the Republic of the Marshall Islands, without giving effect to any principles of conflicts of laws, whether of the Republic of the Marshall Islands or any other jurisdiction, that would result in the application of the law of any other jurisdiction.

14.07 Consent to Jurisdiction; Waiver of Trial by Jury.

(a) Each Member and the Company irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the federal or state courts of or located in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees that any claim in respect of any such action or proceeding shall be heard and determined in the federal or state courts of or located in the State of Delaware, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such courts, (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts, (iv) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined in the federal or state courts of or located in the State of Delaware and, on appeal, the Delaware Supreme Court or, in the case of appeal from the United States District Court in Delaware, the United States Court of Appeals for the Third Circuit and (v) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each Member and the Company agrees that a final judgment in any such action or proceeding, as to which available appeals have been exhausted or no appeals have been filed within the time set by law, will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Member and the Company irrevocably consents to service of process in the manner provided for giving notices in Section 14.01. Nothing in this Agreement will affect the right of any Member or the Company to serve process in any other manner permitted by law.

(b) TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

14.08 Specific Performance.

Each Member, in addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, will be entitled to specific performance of each other Member’s and the Company’s obligations under this Agreement. The Company and the Members agree that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by any of them of the provisions of this Agreement and each hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

14.09 Severability.

If any provision of this Agreement or its application to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected thereby, and such provision will be enforced to the greatest extent permitted by law.

14.10 Further Assurances.

The Company and each Member agree to execute and deliver any additional documents and instruments and perform any additional acts that may be necessary to effectuate the provisions of this Agreement.

14.11 Publicity.

The Members will consult with each other and will obtain the consent of each of the other Members before issuing any press release or otherwise making any public statement with respect to this Agreement and the Company or its Subsidiaries and will not issue any such press release or make any such public statement prior to such consultation and consent, except to the extent such disclosure is required by Applicable Law or as otherwise permitted under the last sentence of Section 7.02.

14.12 Counterparts.

This Agreement may be executed in any number of counterparts with the same effect as if all signatories had signed the same document. All counterparts will be construed together and constitute the same instrument. This Agreement may be executed and delivered by facsimile or as a .pdf file attached to electronic mail.

[Signature Pages Follow]

IN WITNESS THEREOF, the Company and the undersigned Members have executed this Agreement effective as of the Effective Date.

COMPANY

GREATER CHINA INTERMODAL INVESTMENTS LLC

By:	/s/ Cedric Bobo
	Name:	Cedric Bobo
	Title:	Authorized Person

[Signature Page to LLC Agreement of Greater China Intermodal Investments LLC]

MEMBERS

GREATER CHINA INDUSTRIAL INVESTMENTS LLC

By:	/s/ Cedric Bobo
	Name:	Cedric Bobo
	Title:	Authorized Person

[Signature Page to LLC Agreement of Greater China Intermodal Investments LLC]

SEASPAN INVESTMENT I LTD.

By:	/s/ Sai W. Chu
	Name:	Sai W. Chu
	Title:	President

[Signature Page to LLC Agreement of Greater China Intermodal Investments LLC]

BLUE WATER COMMERCE, LLC

By:	/s/ Lawrence R. Simkins
	Name:	Lawrence R. Simkins
	Title:	Manager

[Signature Page to LLC Agreement of Greater China Intermodal Investments LLC]

TIGER MANAGEMENT LIMITED

By:	/s/ Graham Porter
	Name:	Graham Porter
	Title:	Director

[Signature Page to LLC Agreement of Greater China Intermodal Investments LLC]

APPENDIX A-1

Allocations for Capital Account Purposes

(a) Additional Definitions. As used in the Agreement, the following terms have the meanings set forth below:

“Adjusted Capital Account” means, with respect to any Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year or other period, after giving effect to the following adjustments:

(i) add to such Capital Account any amounts which such Member is obligated to restore pursuant to the Agreement or is deemed to be obligated to restore to the Company pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii) subtract from such Capital Account such Member’s share of the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Capital Account” means the Capital Account maintained for each Member on the Company’s books and records in accordance with the following provisions:

(i) To each Member’s Capital Account there will be added (A) the amount of cash and the Gross Asset Value of any other asset contributed by such Member to the Company pursuant to Article IV hereof, (B) such Member’s allocable share of Profits and any items in the nature of income or gain that are specially allocated to such Member pursuant to Section 5.01 and this Appendix A-1 or other provisions of the Agreement, and (C) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member.

(ii) From each Member’s Capital Account there will be subtracted (A) the amount of cash and the Gross Asset Value of any other Company assets distributed to such Member pursuant to any provision of the Agreement, (B) such Member’s allocable share of Losses and any other items in the nature of expenses or losses that are specially allocated to such Member pursuant to Section 5.01 and this Appendix A-1 or other provisions of the Agreement, and (C) liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

(iii) In the event any Interest is Transferred in accordance with the terms of the Agreement, the transferee will succeed to the Capital Account of the transferor to the extent it relates to the Transferred Interest.

(iv) Determination of the amount of any liability for purposes of subparagraphs (i) and (ii) above will take into account Code Section 752(c) and any other applicable provisions of the Code and Treasury Regulations.

(v) The foregoing provisions and the other provisions of the Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2 and will be interpreted and applied in a manner consistent with such Treasury Regulations. In the event that the Board determines that it is prudent to modify the manner in which the Capital Accounts, or any additions or subtractions thereto, are computed in order to comply with such Treasury Regulations, the Board may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Member pursuant to Section 10.02 upon the dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Minimum Gain” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d)(1) for the phrase “partnership minimum gain.”

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to an asset for such Fiscal Year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such Fiscal Year or other period, then Depreciation will be an amount that bears the same ratio to such beginning Gross Asset Value as the U.S. federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period bears to such beginning adjusted tax basis. Notwithstanding the foregoing, if the U.S. federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period is zero, then Depreciation will be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

“Gross Asset Value” means, with respect to any asset, such asset’s adjusted basis for U.S. federal income tax purposes, except as follows:

(i) The initial Gross Asset Value of any asset contributed by a Member to the Company is the gross fair market value of such asset, as determined by the Board in good faith.

(ii) The Gross Asset Value of all Company assets immediately prior to the occurrence of any event described in subparagraphs (A) through (E) below may be adjusted to equal their respective gross fair market values, as determined by the Board using such reasonable method of valuation as it may adopt, as of the following times:

(A) the acquisition of an additional Interest by a new or existing Member in exchange for more than a de minimis Capital Contribution, if the Board reasonably determines that such adjustment is necessary or appropriate to reflect the relative Interests of the Members in the Company;

(B) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an Interest, if the Board reasonably determines that such adjustment is necessary or appropriate to reflect the relative Interests of the Members in the Company;

(C) the liquidation or dissolution of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);

(D) the grant of an Interest (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in his capacity as a Member, or by a new Member acting his capacity as a Member or in anticipation of becoming a Member of the Company, if the Board reasonably determines that such adjustment is necessary or appropriate to reflect the relative Interests of the Members in the Company; and

(E) at such other times as the Board may reasonably determine necessary or advisable in order to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2.

(iii) The Gross Asset Value of any Company asset distributed to a Member is the gross fair market value of such asset (taking Section 7701(g) of the Code into account) on the date of distribution as determined by the Board in good faith.

(iv) The Gross Asset Values of Company assets will be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), except that Gross Asset Values will not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) above is made in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

(v) If the Gross Asset Value of a Company asset has been determined or adjusted pursuant to subsection (ii) or (iv) above, such Gross Asset Value will thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i) with respect to “partner minimum gain.”

“Member Nonrecourse Debt” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(4) for the phrase “partner nonrecourse debt.”

“Member Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(i) for the phrase “partner nonrecourse deductions.”

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2).

“Profits” and “Losses” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, deduction or credit required to be stated separately pursuant to Code Section 703(a)(1) will be included in taxable income or loss), with the following adjustments:

(i) Any income of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of Profits and Losses will increase the amount of such income and/or decrease the amount of such loss;

(ii) Any expenditure of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of Profits and Losses, will decrease the amount of such income and/or increase the amount of such loss;

(iii) Gain or loss resulting from any disposition of Company assets where such gain or loss is recognized for U.S. federal income tax purposes will be computed by reference to the Gross Asset Value of the Company assets disposed of, notwithstanding that the adjusted tax basis of such Company assets differs from its Gross Asset Value;

(iv) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such income or loss, Depreciation will be taken into account for such fiscal year or other period;

(v) To the extent an adjustment to the adjusted tax basis of any asset included in Company assets pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Interest, the amount of such adjustment will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and will be taken into account for the purposes of computing Profits and Losses;

(vi) If the Gross Asset Value of any Company asset is adjusted in accordance with subparagraph (ii) or subparagraph (iii) of the definition of “Gross Asset Value” above, the amount of such adjustment will be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Profits or Losses; and

(vi) Notwithstanding any other provision of this definition of Profits and Losses, any items that are specially allocated pursuant to Appendix A-2 will not be taken into account in computing Profits or Losses. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Appendix A-2 will be determined by applying rules analogous to those set forth in this definition of Profits and Losses.

“Treasury Regulations” means the U.S. Department of the Treasury regulations promulgated under the Code.

(b) Regulatory Allocations. Notwithstanding Section 5.01(a), the Company will make special allocations as set forth in this Appendix A-1 in the following order of priority:

(i) Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during a Company taxable year, then each Member will be allocated items of Company income and gain for such taxable year (and, if necessary, for subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g)(2). This Appendix A-1(b)(i) is intended to comply with the minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(f) and will be interpreted consistently therewith.

(ii) Member Minimum Gain Chargeback. If there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Company taxable year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), will be specially allocated items of Company income and gain for such taxable year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in a manner consistent with the provisions of Treasury Regulations Section 1.704-2(g)(2). This Appendix A-1(b)(ii) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(i)(4) and will be interpreted consistently therewith.

(iii) Qualified Income Offset. If any Member unexpectedly receives an adjustment, allocation, or distribution of the type contemplated by Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of income and gain will be allocated to all such Members (in proportion to the amounts of their respective deficit Adjusted Capital Accounts) in an amount and manner sufficient to eliminate the deficit balance in the Adjusted Capital Account of such Member as quickly as possible, provided that an allocation pursuant to this Appendix A-1(b)(iii) will be made if and only to the extent that such Member would have an Adjusted Capital Account deficit after all other allocations provided for in this Article V have been tentatively made as if this Appendix A-1(b)(iii) were not in the Agreement. It is intended that this Appendix A-1(b)(iii) qualify and be construed as a “qualified income offset” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

(iv) Limitation on Allocation of Net Loss. If the allocation of Losses to a Member as provided in Section 5.01(a) would create or increase an Adjusted Capital Account deficit, there will be allocated to such Member only that amount of Losses as will not create or increase an Adjusted Capital Account deficit. The Losses that would, absent the application of the preceding sentence, otherwise be allocated to such Member will be allocated to the other Members in accordance with their relative proportion of Units, subject to the limitations of this Appendix A-1(b)(iv).

(v) Certain Additional Adjustments. To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Interest, the amount of such adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss will be specially allocated to the Members in accordance with their Interests in the Company in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(vi) Nonrecourse Deductions. The Nonrecourse Deductions for each taxable year of the Company will be allocated to the Members in proportion to their respective Interest.

(vii) Member Nonrecourse Deductions. The Member Nonrecourse Deductions will be allocated each year to the Member that bears the economic risk of loss (within the meaning of Treasury Regulations Section 1.752-2) for the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable.

(viii) Curative Allocations. The allocations set forth in Appendix A-1(b)(i) through (vii) hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2(i) and will be interpreted in manner consistent with such intent.

(c) If a Member’s Percentage Interest changes at anytime during a Fiscal Year, then, for purposes of making the allocations required under Section 5.01 and this Appendix A-1, the Percentage Interests of the relevant Members will be adjusted in accordance with Section 706 of the Code using any reasonable convention as determined by the Board.

APPENDIX A-2

Allocations for Tax Purposes

(a) Except as required by Section 704(c) of the Code, for U.S. federal income tax purposes, (i) each item of income, gain, loss and deduction will be allocated among the Members in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 5.01 and Appendix A-1, and (ii) each tax credit will be allocated to the Members in the same manner as the receipt or expenditure giving rise to such credit is allocated pursuant to Section 5.01 and Appendix A-1. The Members’ shares of depreciation, depletion, amortization, gain or loss, as computed for U.S. federal income tax purposes, will be determined so as to take account of the variation between the adjusted tax basis and the book value of the Company’s property, in accordance with Section 704(c) of the Code using such method as determined by the Board and the contributing Member.

(b) All items of income, gain, loss, deduction and credit recognized by the Company for U.S. federal income tax purposes and allocated to the Members in accordance with the provisions hereof will be determined without regard to any election under Section 754 of the Code which may be made by the Company; provided, however, that such allocations, once made, will be adjusted as necessary or appropriate to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(c) Any gain allocated to the Members upon the taxable Disposition of any Company asset will, to the extent possible, after taking into account other required allocations of gain pursuant to this Appendix A-2, be characterized as depreciation recapture income in the same proportions and to the same extent as such Members (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as depreciation recapture income.

(d) Allocations under this Appendix A-2 are made solely for U.S. federal, state and local income tax purposes and will not affect any Member’s Capital Account balance or share of distributions.

EXHIBIT A

Members, Commitments and Commitment Percentages†

Member	Commitment	Commitment Percentage
Greater China Industrial Investments LLC	$775,000,000	86.1111%
Seaspan Investment I Ltd.	$100,000,000	11.1111%
Blue Water Commerce, LLC	$25,000,000	2.7778%
Tiger Management Limited	$0 (all contributions to be in the form of Service Contributions)	0%
TOTAL	$900,000,000	100%

†	Subject to adjustment in accordance with the Agreement.

Member Contact Information

Greater China Industrial Investments LLC:

c/o The Carlyle Group

1001 Pennsylvania Avenue, N.W.

Suite 220 South

Washington, DC 20004

Attention: Cedric Bobo

Fax No.: +1.202.347.1818

with a copy, which will not constitute notice, to:

Latham & Watkins LLP

555 Eleventh Street, N.W.

Suite 1000

Washington, DC 20004

Attention: Daniel T. Lennon

Fax No.: +1.202.637.2201

Seaspan Investment I Ltd.:

c/o Seaspan Corporation

Unit 2 – 7th Floor, Bupa Centre

141 Connaught Road West

Hong Kong

Attention: Corporate Secretary

Fax: +852.2540.1689

with a copy, which will not constitute notice, to:

Seaspan Ship Management Ltd.

2600 - 200 Granville Street,

Vancouver BC V6C 1S4

Attention: Corporate Secretary

Fax: +1 604-648-9514

and

Perkins Coie LLP

1120 N.W. Couch Street

Tenth Floor

Portland, Oregon 97209

Attention: David S. Matheson

Fax No.: +1.503.727.2222

Blue Water Commerce, LLC:

101 International Drive

P.O. Box 16630

Missoula, MT 59808

Attention: Lawrence R. Simkins

Fax: +1.406.523.1399

with a copy, which will not constitute notice, to:

K&L Gates LLP

925 Fourth Avenue

Suite 2900

Seattle, WA 98104

Attention: Stephan Coonrod and Chris Visser

Fax: +1.206.623.7022

Tiger Management Limited:

Graham Porter/Gerry Wang

c/o Tiger Ventures Limited

1401 Jardine House

1 Connaught Place

Central Hong Kong

Fax: +852.2160.5199

with a copy, which will not constitute notice, to:

Shearman & Sterling LLP

12/F, Gloucester Tower

The Landmark

15 Queen’s Road Central

Hong Kong

Attention: Paul Strecker

Fax: +852.2140.0338

EXHIBIT B

Form of Strategic Services Agreement

(attached)

EXHIBIT C

Form of Carlyle Consulting Services Agreement

(attached)

EXHIBIT D

Form of Technical and Commercial Management Agreement

(attached)

EXHIBIT E

Form of Non-Competition Agreements

(attached)

EXHIBIT F

Transaction Committee and Officers

Transaction Committee

Gerry Wang

Graham Porter

Greg Ledford

Cedric Bobo

Kyle Washington (non-voting member)

Officers

To be determined by the Board.